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Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and between

AEP ENERGY SERVICES INVESTMENTS, INC.

and

CROSSTEX ENERGY, LP

Dated as of February 13, 2004

i

Section 11.5.	Third Parties.	44
Section 11.6.	Governing Law.	44
Section 11.7.	Entire Agreement.	44
Section 11.8.	Section Headings; Table of Contents.	44
Section 11.9.	Severability.	44
Section 11.10.	Counterparts.	44
Section 11.11.	Further Assurances.	44
Section 11.12.	Schedules and Exhibits.	44
Section 11.13.	Specific Performance.	44
Section 11.14.	Waiver of Jury Trial.	44

SCHEDULES

Schedule 1.1	Knowledge
Schedule 2.2	Adjustment Methodology
Schedule 2.5(c)	Seller's Counsel's Opinion
Schedule 3.3(b)	LIG Interests
Schedule 3.4	Governmental Approvals; Consents and Actions
Schedule 3.5	Litigation
Schedule 4.3	Governmental Approvals; Consents and Actions
Schedule 4.4	Financial Statements
Schedule 4.6(b)	Real Property
Schedule 4.7	Disclosed Contracts
Schedule 4.8	Litigation
Schedule 4.9	Compliance with Laws
Schedule 4.10(a)	Intellectual Property
Schedule 4.10(b)	Liens on Intellectual Property
Schedule 4.11	Tax Matters
Schedule 4.12	Labor Controversies
Schedule 4.13(a)	Employee Benefit Plans
Schedule 4.13(b)	Employee Benefit Plans Compliance
Schedule 4.13(c)	Employee Benefit Plans Litigation
Schedule 4.14	Environmental Matters
Schedule 4.14(d)	Environmental Permits
Schedule 4.15	Finders; Brokers
Schedule 4.16	Insurance
Schedule 4.16(a)	Terminating Insurance
Schedule 4.17	Affiliate Transactions
Schedule 5.3	Governmental Approvals, Consents and Actions
Schedule 6.1	Operation of the Business
Schedule 6.1(d)	Increases in Compensation
Schedule 6.1(i)	Capital Expenditures
Schedule 6.6(a)	Transferred Employees
Schedule 6.6(c)	Buyer's Employee Benefit Plans
Schedule 6.9	Guarantees
Schedule 6.12	Transitional Trademarks
Schedule 6.13	Intercompany Transactions
Schedule 6.16	Resignations
Schedule 6.20	Third Party Storage Facilities
Schedule 6.22	Affiliate Property
Schedule 6.23	Swap Transactions
Schedule 6.24	Contract Discount Adjustment

EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Guaranty

v

PURCHASE AND SALE AGREEMENT

        This Purchase and Sale Agreement, dated as of February 13, 2004 (hereinafter this "Agreement"), is made by and between AEP Energy Services Investments, Inc., a Delaware corporation ("Seller"), and Crosstex Energy, L.P., a Delaware limited partnership ("Buyer").

WITNESSETH:

        WHEREAS, Seller owns all of the outstanding capital stock of LIG Pipeline Company, a Nevada corporation ("LIG Pipeline");

        WHEREAS, LIG Pipeline directly or indirectly through its Subsidiaries owns all of the outstanding capital stock of (or other equity interests in, as the case may be) each of LIG, Inc., a Nevada corporation ("LIG Inc."), Louisiana Intrastate Gas Company, L.L.C., a Louisiana limited liability company ("Louisiana Gas"), LIG Chemical Company, a Louisiana corporation ("LIG Chemical"), LIG Liquids Company, L.L.C., a Louisiana limited liability company ("LIG Liquids") and Tuscaloosa Pipeline Company, a Louisiana corporation ("Tuscaloosa," and together with LIG Pipeline, LIG Inc., Louisiana Gas, LIG Chemical and LIG Liquids, the "LIG Companies");

        WHEREAS, Seller, through the LIG Companies, is engaged in the transmission of natural gas and the related gathering, transportation, processing, trading and marketing services in Louisiana (together with any other business conducted by the LIG Companies as of this date, the "Business");

        WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, all of the outstanding shares of common stock, par value $10.00 per share, of LIG Pipeline (the "Shares");

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1.    Certain Definitions.    As used in this Agreement, the following terms will have the respective meanings set forth below:

        "Action" shall have the meaning specified in Section 3.4.

        "Adjustment Amount" shall have the meaning specified in Section 2.2(c)(iv).

        "Adjustment Statement" shall have the meaning specified in Section 2.2(c)(i).

        "AEP" shall mean American Electric Power Company, Inc.

        "Affiliate" of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

        "Affiliate Transfer Assets" shall have the meaning specified in Section 6.22.

        "Allocable Tax" shall have the meaning specified in Section 10.2(b).

        "Agreement" shall have the meaning specified in the Preamble hereto.

        "Antitrust Division" shall have the meaning specified in Section 6.3(a).

        "Benefit Plans" shall have the meaning specified in Section 4.13(a).

        "Books and Records" shall have the meaning specified in Section 6.5(a).

        "Business" shall have the meaning specified in the Recitals hereto.

        "Business Day" shall mean any day other than a Saturday, a Sunday or a day banks in the State of New York are authorized or required to be closed.

        "Buyer" shall have the meaning specified in the Preamble hereto.

        "Buyer Indemnified Parties" shall have the meaning specified in Section 9.2(a).

        "Buyer Threshold" shall have the meaning specified in Section 9.3(b)(ii).

        "Caddis Financing" shall mean the Credit Agreement dated as of August, 2001, as amended, by and between AEP Energy Services Gas Holding Company II, LLC, as borrower, and Caddis Partners, LLC, as lender.

        "Casualty Loss" shall mean any event or circumstance outside the ordinary course of business that occurs between the date of this Agreement and the Closing Date, whether or not under control of the Sellers or any LIG Company, that occurs or transpires causing any damage to or destruction of all or any part of the assets (including any assets held by any Affiliates of the LIG Companies that are to be transferred to the LIG Companies in accordance with Section 6.22 of this Agreement) of the LIG Companies for any reason, including as a result of fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage, or any other reason whatsoever.

        "CERCLA" shall have the meaning specified in Section 4.14.

        "Closing" shall have the meaning specified in Section 2.3.

        "Closing Date" shall have the meaning specified in Section 2.3.

        "Closing Exchange Imbalances" shall have the meaning specified in Section 2.2(c)(i).

        "Closing LIG Net Working Capital" shall have the meaning specified in Section 2.2(c)(i).

        "Closing LIG Inventory" shall have the meaning specified in Section 2.2(c)(i).

        "COBRA" shall have the meaning specified in Section 6.6(d).

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" shall have the meaning specified in Section 6.2.

        "Contracts" shall have the meaning specified in Section 4.7(a).

        "Crosstex" shall mean Crosstex Energy, L.P.

        "Current LIG Assets" as of a specified date shall mean the current assets of the LIG Companies (excluding (i) intercompany accounts between the LIG Companies, on the one hand, and AEP and its Affiliates, on the other, (ii) LIG Inventory, (iii) Exchange Imbalances (if a receivable), (iv) unrealized gains, if any, (v) federal income Tax receivables, including refunds or credits of Taxes that are attributable to the LIG Companies or for any Pre-Closing Period or any portion of a Straddle Period ending on the Closing Date and are payable to Seller or its Affiliates pursuant to the terms set forth in Section 10.4, (vi) cash and cash equivalents and (vii) accounts receivable more than ninety (90) days past due (as adjusted for any allowances therefor)) as reflected on a consolidated balance sheet of the LIG Companies as of such date as determined pursuant to GAAP, applied in a manner consistent with the preparation of the Financial Statements.

        "Current LIG Employees" shall have the meaning specified in Section 6.6(a).

        "Current LIG Liabilities" as of a specified date shall mean the current liabilities (including all liabilities under any capitalized leases, except to the extent such leases are not transferred pursuant to Section 6.22, but excluding (i) intercompany accounts between the LIG Companies, on the one hand, and AEP and its Affiliates, on the other, (ii) Exchange Imbalances (if a payable), (iii) unrealized losses, if any, (iv) federal Income Taxes that are attributable to the LIG Companies for any Pre-Closing Period or any portion of a Straddle Period ending on the Closing Date which are payable by Seller or its Affiliates, (v) the current maturities of any long-term debt of the LIG Companies as reflected on a balance sheet of the LIG Companies, and (vi) other current liabilities which Seller will pay under the terms of this Agreement, including Employee Liabilities), of the LIG Companies as reflected on a consolidated balance sheet of the LIG Companies as of such date as determined pursuant to GAAP, applied in a manner consistent with the preparation of the Financial Statements.

        "Damages" shall have the meaning specified in Section 9.2(a).

        "De Minimis Buyer Losses" shall have the meaning specified in Section 9.2(b)(ii).

        "De Minimis Environmental Losses" shall have the meaning specified in Section 9.2(b)(iv)(D).

        "De Minimis Special Indemnity Losses" shall have the meaning specified in Section 9.2(b)(v)(B).

        "Disclosed Contracts" shall have the meaning specified in Section 4.7(a).

        "Employee Liabilities" shall mean any liabilities or obligations to employees of any LIG Company (or any of their Affiliates) arising prior to, at or as a result of the Closing and any liabilities or obligations related to or arising under any Benefit Plan, including, without limitation, any liability under any employment contract, liability for wages or salary, liability for contemplated bonuses or commissions, liability for severance for employees of any LIG Company or its Affiliates severed on or prior to the Closing Date, liability under the Code, ERISA, COBRA, WARN, or the Occupational Health and Safety Act of 1970 or any other Law, and any Action by a Governmental Entity or any employee or alleged employee of any LIG Company or any of its Affiliates in respect of any matter arising from events occurring before or as a result of the Closing, any liability or obligation related to or arising under any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored, contributed to or maintained by Seller and its Affiliates other than a Benefit Plan, but excluding those liabilities of Buyer set forth in Section 6.6(a)(ii).

        "Environmental Contribution Percentage" shall have the meaning specified in Section 9.2(b)(iv)(B).

        "Environmental Indemnity Cap" shall have the meaning specified in Section 9.2(b)(iv)(C).

        "Environmental Indemnity Threshold" shall have the meaning specified in Section 9.2(b)(iv)(B).

        "Environmental Laws" shall have the meaning specified in Section 4.14.

        "Environmental Liabilities" shall mean any liabilities or obligations arising out of or related to violations of Environmental Laws with respect to periods prior to the Closing Date (except to the extent actually paid or remediated under the terms of the TRC Arrangements).

        "EPA" shall have the meaning specified in Section 4.14.

        "Equitable Indemnity" shall mean the indemnity provided to the LIG Companies under and pursuant to the Purchase Agreement dated as of September 12, 1998 by and among Equitable Resources Energy Company, ET Blue Grass Company, EREC Nevada, Inc. and ERI Services, Inc., on the one hand, and AEP Resources, Inc., on the other.

        "ERISA" shall have the meaning specified in Section 4.13(a).

        "Estimated Exchange Imbalances" shall have the meaning specified in Section 2.2(a)(iii).

        "Estimated Exchange Imbalances Adjustment" shall mean Estimated Exchange Imbalances less Target Exchange Imbalances (expressed as a negative number in the event the amount of Target Exchange Imbalances exceeds Estimated Exchange Imbalances).

        "Estimated Initial Purchase Price Adjustment" shall mean the sum (expressed in dollars) of (i) the Estimated LIG Net Working Capital Adjustment, if any, plus (ii) the value (calculated in accordance with Schedule 2.2) of the Estimated LIG Inventory Adjustment, if any, plus (iii) the value (calculated in accordance with Schedule 2.2) of the Estimated Exchange Imbalances Adjustment, if any.

        "Estimated LIG Inventory" shall have the meaning specified in Section 2.2(a).

        "Estimated LIG Inventory Adjustment" shall mean Estimated LIG Inventory less Target LIG Inventory.

        "Estimated LIG Net Working Capital" shall have the meaning specified in Section 2.2(a)(i).

        "Estimated LIG Net Working Capital Adjustment" shall mean Estimated LIG Net Working Capital less Target LIG Net Working Capital (expressed as a negative number in the event Target LIG Net Working Capital exceeds Estimated LIG Net Working Capital).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Imbalances" as of a specified date shall mean the aggregate of all transportation exchange imbalances of the LIG Companies.

        "Exit Strategy Contract" shall mean the Exit Strategy Contract, dated as of December 5, 2003, by and among the LIG Companies, on the one hand, and TRC Companies, Inc. and TRC Environmental Corporation, on the other.

        "Final Adjustment Statement" shall have the meaning specified in Section 2.2(c)(iii).

        "Final Exchange Imbalances" shall have the meaning specified in Section 2.2(c)(iii).

        "Final LIG Inventory" shall have the meaning specified in Section 2.2(c)(iii).

        "Final LIG Net Working Capital" shall have the meaning specified in Section 2.2(c)(iii).

        "Final Purchase Price" shall mean the aggregate Purchase Price paid by Buyer pursuant to Article II, as finally adjusted pursuant to Section 2.2.

        "Financial Statements" shall have the meaning specified in Section 4.4(a).

        "GAAP" shall mean United States generally accepted accounting principles as of the date hereof applied on a consistent basis during the periods involved.

        "Governmental Entity" shall mean any federal, state, local, domestic or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local, domestic or foreign.

        "Guarantees" shall have the meaning specified in Section 6.9.

        "Hart-Scott Act" shall have the meaning specified in Section 5.3.

        "Intellectual Property" shall have the meaning specified in Section 4.10.

        "Interest Rate" shall mean 6%.

        "Seller" shall have the meaning specified in the Preamble hereto.

        "IRS" shall mean the Internal Revenue Service or any successor thereof.

        "Knowledge" shall mean the actual knowledge of (i) as to Seller: (A) any officer or director or manager of any LIG Company or of any Seller, or (B) any of the Persons listed on Schedule 1.1 hereto and (ii) as to Buyer, any officer or director of Buyer or any Affiliate of Buyer; and in each case, after reasonable investigation; provided, however, that actual knowledge shall be attributed to those in (i) and (ii) above to the extent that actual knowledge would have existed but for the willful ignorance or gross negligence on the part of such party disclaiming actual knowledge.

        "Law" means any statute, law, ordinance, rule, Order or regulation.

        "Lien" means, with respect to any asset, property or right: (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, property or right, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, property or right, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        "LIG Chemical" shall have the meaning specified in the Recitals hereto.

        "LIG Companies" shall have the meaning specified in the Recitals hereto.

        "LIG Employees" shall have the meaning specified in Section 4.13(a).

        "LIG Inc." shall have the meaning specified in the Recitals hereto.

        "LIG Inventory" shall have the meaning specified in Section 6.20.

        "LIG Net Working Capital" as of a specified date shall mean Current LIG Assets less Current LIG Liabilities, prepared in accordance with the provisions of Section 2.2(b).

        "LIG Liquids" shall have the meaning specified in the Recitals hereto.

        "LIG Pipeline" shall have the meaning specified in the Recitals hereto.

        "Louisiana Gas" shall have the meaning specified in the Recitals hereto.

        "Material Adverse Effect" shall mean, with respect to the Seller or the LIG Companies, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the LIG Companies, taken as a whole, excluding any effect related to or resulting from (i) any event affecting the local, regional, United States or global economy or capital or financial markets generally, (ii) any change in conditions in the natural gas transportation and processing business generally, including any changes in market prices for commodities, goods or services within such businesses, (iii) any change in Law or GAAP, or in the authoritative interpretations thereof or in regulatory guidance related thereto, (iv) the general impact on the natural gas industry of any earthquake or similar catastrophe, or acts of war, sabotage, terrorism, military action or any escalation or worsening thereof, (but excluding any direct impact or damage to the operations or assets of the LIG Companies that are directly impacted by such event so that the LIG Companies are disproportionately affected by the event as compared to the natural gas pipeline, transportation or processing industry generally), (v) the condition or integrity of any of the pipeline assets of any of the LIG Companies or (vi) this Agreement, the announcement thereof and/or the transactions contemplated hereby.

        "Most Recent Balance Sheets" shall have the meaning specified in Section 4.4(a).

        "Neutral Auditor" shall have the meaning specified in Section 2.2(c)(iii).

        "Non-Transferred Employee" shall have the meaning specified in Section 6.6(a).

        "Offer of Employment" shall have the meaning specified in Section 6.6(a).

        "Order" means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award.

        "Permit" means any license, franchise, registration, permit, order, certificate approval, variance, exemption or any other authorization of or from any Governmental Entity.

        "Permitted Liens" shall have the meaning specified in Section 4.6.

        "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

        "Pollution Legal Liability Select Insurance Policy" means the Pollution Legal Liability Select & Clean-up Cost Cap Policy, dated December 5, 2003, issued to American Electric Power Company, Inc. by the American International Specialty Lines Insurance Company, a company within the American International Group, purchased and maintained pursuant to and in accordance with the Exit Strategy Contract.

        "Pre-Closing Period" shall have the meaning specified in Section 10.1(a).

        "RCRA" shall have the meaning specified in Section 4.14.

        "Real Property" shall have the meaning specified in Section 4.6(b).

        "Release" shall have the meaning specified in Section 4.14.

        "Required Consents" shall have the meaning specified in Section 7.1(b).

        "Resolution Period" shall have the meaning specified in Section 2.2(c)(iii).

        "SARA" shall have the meaning specified in Section 4.14.

        "Securities Act" shall have the meaning specified in Section 5.6.

        "Seller Indemnified Parties" shall have the meaning specified in Section 9.3(a).

        "Seller's Losses" shall have the meaning specified in Section 9.2(a).

        "Seller's Threshold" shall have the meaning specified in Section 9.2(b)(ii).

        "Shares" shall have the meaning specified in the Recitals hereto.

        "Special Indemnity Threshold" shall have the meaning specified in Section 9.2(b)(v)(B).

        "Straddle Period" shall have the meaning specified in Section 10.1(a).

        "Subsidiary" or "Subsidiaries" of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

        "Target Exchange Imbalances" shall mean zero MMbtu's.

        "Target LIG Inventory" shall mean zero.

        "Target LIG Net Working Capital Amount" shall mean $0.

        "Tax Claim" shall have the meaning specified in Section 10.3(a).

        "Taxes" shall have the meaning specified in Section 4.11(a).

        "Tax Return" shall have the meaning specified in Section 4.11(a).

        "Taxing Authority" shall mean any Governmental Entity serving as a Tax authority.

        "Transferred Employees" shall have the meaning specified in Section 6.6(a).

        "Transition Services Agreement" shall have the meaning specified in Section 6.15.

        "TRC Arrangements" shall mean, collectively, the insurance, indemnity, remediation and other obligations and arrangements benefiting, owed, accruing or relating to the LIG Companies and their Affiliates, Subsidiaries, future successors, lessees and assigns, and their respective officers, directors, managers, shareholders, members and employees in respect of and under (a) the Exit Strategy Contract, (b) the Pollution Legal Liability Select Insurance Policy and (c) the Pollution Legal Liability Select Policy, dated November 30, 2000, issued to American Electric Power Company, Inc. by the American International Specialty Lines Insurance Company, a company within the American International Group.

        "Tuscaloosa" shall have the meaning specified in the Recitals hereto.

        "Value Impact" shall mean the actual cash impact or the cash impact that would reasonably be expected as a result of the applicable Casualty Loss in order to repair or replace the assets affected, excluding the extent to which such repair or replacement is to be completed at Seller's expense, but including for purposes of such calculation the losses and expenses associated with the duration and timing of downtime of or reduction in operating capacity of such assets until such repair or replacement is completed, increase in operating and/or maintenance costs and loss of revenues, in each case with respect to measurements of the costs of downtime and the resulting lost revenue of the LIG Companies' existing requirements at the time of such event. The calculation of the Value Impact shall take into consideration any insurance recovered with respect to such event and any other amounts recovered from third parties in connection with such Casualty Loss.

        Section 1.2.    Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (i) words in the singular will be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires, (ii) the terms "hereof", "herein", "herewith" and "hereunder" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II
PURCHASE PRICE; CLOSING

        Section 2.1.    Purchase Price.    (a) At the Closing, Buyer shall pay Seller Seventy-Six Million Two Hundred Thousand Dollars ($76,200,000) for the Shares, which amount shall be adjusted pursuant to Section 2.2(a) (as adjusted, the "Purchase Price"). Buyer will pay the amount due at Closing in immediately available federal funds to such bank account, in the United States, that shall be designated by Seller in writing at least two (2) Business Days prior to Closing.

        Section 2.2.    Purchase Price Adjustment.

        (a)   Estimated Adjustments. (i) Not more than ten Business Days nor less than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate of an authorized officer setting forth Seller's good faith estimate, as of the close of business on the last day of the month immediately prior to the Closing Date, of (A) LIG Net Working Capital ("Estimated LIG Net Working Capital"), (B) LIG Inventory ("Estimated LIG Inventory") and (C) Exchange Imbalances ("Estimated

Exchange Imbalances"). The amount payable to Buyer at the Closing pursuant to Section 2.1 shall be increased or decreased by the amount of the Estimated Initial Purchase Price Adjustment.

          (ii)   The purchase price payable at Closing will be reduced if a Casualty Loss occurs with respect to any of the assets or properties of the LIG Companies between the date hereof and the Closing Date by the amount of the Value Impact if it is less than $25,000,000. The Seller shall notify the Buyer of the occurrence of a Casualty Loss as soon as practicable and in any event within two (2) Business Days of the event or occurrence. Regardless of whether Seller elects to cure any Casualty Loss, if any insurance is in effect that does or could be expected to cover all or any part of such Casualty Loss, Seller will file a claim and diligently pursue recovery thereunder. Seller may cure any such Casualty Loss by repairing it, or in the case of personal property or fixtures, replacing the assets or properties affected with equivalent items; provided if Seller is curing such Casualty Loss after the Closing Date, Seller will use its reasonable best efforts not to interrupt the business or operations of the LIG Companies. Following notice of the Casualty Loss, in the event Seller notifies Buyer in writing that it will not undertake the repair of the Casualty Loss (such notice to be provided within ten (10) Business Days of the event) or upon written notice from Buyer or Seller if Seller does not adequately cure any Casualty Loss that it elected to cure, the parties will promptly meet and attempt to agree upon the Value Impact reasonably expected. If the Buyer and Sellers cannot agree on the Value Impact of the Casualty Loss within ten (10) Business Days (or such other period as the Buyer and Sellers agree) of Buyer receiving notice of the Casualty Loss, then the Neutral Auditor (which shall be required to employ appraisers knowledgeable on the subject matter of the Casualty Loss to assist in determining the Value Impact) shall determine the Value Impact within fifteen (15) Business Days of receiving such notice. Seller shall provide the Neutral Auditor with such details of the Casualty Loss as the Neutral Auditor may reasonably require. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne 50% by Seller and 50% by Buyer. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The parties shall instruct the Neutral Auditor to render its reasoned written decision as soon as practicable but no later than forty-five (45) days after its engagement. The Neutral Auditor's decision shall be set forth on a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and non-appealable for all purposes hereunder. The purchase price payable pursuant to Section 2.1 shall then be adjusted in accordance with the determination made in accordance with this Section 2.2(a)(ii).

        (b)   Adjustment Methodology. All such calculations shall be made in accordance with GAAP, applied in a manner consistent with the calculation and valuation methodologies set forth on Schedule 2.2.

        (c)   Final Adjustment Procedures.

          (i)    Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Adjustment Statement") which shall set forth Seller's calculation, as of the close of business (Houston, Texas time) on the last day of the month immediately preceding the Closing Date, of: (i) LIG Net Working Capital ("Closing LIG Net Working Capital") (ii) Exchange Imbalances ("Closing Exchange Imbalances") (iii) LIG Inventory ("Closing LIG Inventory") and the value thereof in each case, calculated in accordance with Schedule 2.2. The Adjustment Statement shall be prepared by Seller based upon the same accounting and valuation methodologies employed by Seller in calculating Estimated LIG Net Working Capital, Estimated Exchange Imbalances and Estimated LIG Inventory respectively, provided that any accounts receivable for which payment has not been received will be excluded in calculating Closing LIG Working Capital (except to the extent there were allowances for such accounts in Current LIG Assets or such accounts or portions thereof were already excluded from the calculation of Current LIG Assets).

  Buyer shall provide Seller and its independent accountants and financial advisors, at no expense to Seller, with reasonable access during normal business hours to the working papers, accounting and other books and records of the Business related to the matters to be adjusted hereunder and the appropriate personnel of the Business to the extent reasonably required to complete their preparation of the Adjustment Statements. Buyer shall also ensure that the employees of the Business (to the extent employed by Buyer) previously involved with the foregoing accounting services will perform their customary and usual monthly tasks, including the month end closing of the books and records of the Business, during the periods following the Closing Date for purposes of the foregoing.

          (ii)   After receipt of the Adjustment Statement, Buyer shall have thirty (30) days to review the Adjustment Statement. On or prior to the 30th day after receipt of the Adjustment Statement, Buyer shall deliver written notice to Seller specifying in reasonable detail any disputed items and the basis therefore. If Buyer fails to so notify Seller of any disputes regarding the Adjustment Statement on or prior to the 30th day after receipt of the Adjustment Statement, all calculations and valuations of Closing LIG Net Working Capital, Closing Exchange Imbalances and Closing LIG Inventory set forth on the Adjustment Statement shall be deemed accepted by Buyer and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement. If Seller fails to deliver the Adjustment Statement to Buyer within the time provided in Section 2.2(c)(i), Buyer may prepare the Adjustment Statement and deliver it to Seller, in which case Seller will have thirty (30) days to object to it as provided in this clause (ii), failing which, it will be final, binding, conclusive and nonappeable for all purposes under this Agreement.

          (iii)  If Buyer so notifies Seller (or if Seller notifies Buyer, if applicable) of any disputed items on the Adjustment Statement in accordance with the above provisions, Seller, on the one hand, and Buyer, on the other, shall, over the 20 days following the date of such notice (the "Resolution Period"), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final, binding, conclusive and nonappealable for all purposes of this Agreement. If at the conclusion of the Resolution Period, Seller, on the one hand, and Buyer, on the other, have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by Seller and Buyer to the Chicago office of PricewaterhouseCoopers LLP (the "Neutral Auditor"). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne 50% by Seller and 50% by Buyer. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period. In no event shall the Neutral Auditor's determination be outside of the range of amounts claimed by the respective parties with respect to those items in dispute. The parties shall instruct the Neutral Auditor to render its reasoned written decision as soon as practicable but in no event later than forty-five (45) days after its engagement (which engagement shall be made no later than ten Business Days after the end of the Resolution Period). Such decision shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder. The term "Final Adjustment Statement" shall mean the definitive Adjustment Statement agreed to by Seller and Buyer in accordance with Section 2.2(c)(ii) or the definitive Adjustment Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.2(c)(iii), in each case setting forth the final determination of Closing LIG Net Working Capital ("Final LIG Net Working Capital"), Closing Exchange Imbalances ("Final Exchange Imbalances") and Closing LIG Inventory ("Final LIG Inventory").

          (iv)  In the event (A) Final LIG Net Working Capital is greater than Estimated LIG Net Working Capital, Buyer shall pay to Seller an amount equal to such excess or (B) Final LIG Net

  Working Capital is less than the Estimated LIG Net Working Capital, Seller shall pay to Buyer an amount equal to such deficiency. In the event (C) Final Exchange Imbalances is greater than Estimated Exchange Imbalances, Buyer shall pay to Seller an amount equal to the value (calculated in accordance with Schedule 2.2) of such excess or (D) Final Exchange Imbalances is less than Estimated Exchange Imbalances, Seller shall pay to Buyer an amount equal to the value (calculated in accordance with Schedule 2.2) of such deficiency. In the event (E) Final LIG Inventory is greater than Estimated LIG Inventory, Buyer shall pay to Seller an amount equal to the value (calculated in accordance with Schedule 2.2) of such excess or (F) Final LIG Inventory is less than Estimated LIG Inventory, Seller shall pay to Buyer an amount equal to the value (calculated in accordance with Schedule 2.2) of such deficiency. Buyer and Seller shall aggregate or offset, as the case may be, any amounts required to be paid pursuant to the three immediately preceding sentences of this Section 2.2(c)(iv) so that only one such payment is made. Any such payment required pursuant to this Section 2.2(c)(iv) (the "Adjustment Amount") shall be made by wire transfer of immediately available funds to the account designated by Seller or Buyer, as the case may be, in United States Dollars, within five (5) Business Days after (X) the Adjustment Statement has been accepted or deemed accepted by Buyer or Seller pursuant to Section 2.2(c)(ii), (Y) any proposed change made by Buyer or Seller has been agreed upon by the parties during the Resolution Period or (Z) a final determination has been made by the Neutral Auditor as described in Section 2.2(c)(iii). Payments due shall be paid to the applicable party together with interest at the Interest Rate from and including the Closing Date to but excluding the date of payment.

          (v)   The parties hereby acknowledge and agree that any receivables that are not included as Current LIG Assets will be assigned to Seller so that Seller may pursue the recovery of such amounts.

        Section 2.3.    Closing.    Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller located at 1201 Louisiana Street, Suite 1200, Houston, Texas, at 10:00 a.m., Houston, Texas time, on April 1, 2004 if all of the conditions to the Closing set forth in Article VII hereof are satisfied or waived, or the first Business Day of the first calendar month that is not less than two Business Days after all of the conditions to the Closing set forth in Article VII hereof are satisfied or waived (other than those that by their terms cannot be satisfied prior to the Closing), or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date and time of the Closing the "Closing Date").

        Section 2.4.    Buyer Deliveries.    At the Closing, Buyer shall deliver to Seller:

        (a)   a certificate confirming the good standing of Buyer from the Secretary of State of the State of Delaware, dated within ten (10) Business Days of the Closing Date;

        (b)   a cross receipt acknowledging receipt of the Shares;

        (c)   a certificate from authorized officers of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

        (d)   evidence of approval of all the Governmental Entities set forth on Schedule 5.3 as being required of Buyer;

        (e)   the Purchase Price;

        (f)    the Transition Services Agreement, executed by Buyer or the appropriate LIG Company; and

        (g)   such other agreements, consents, documents and instruments as are reasonably required to be delivered by Buyer at the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Seller or its counsel may reasonably request in connection with the purchase of the Shares contemplated hereby.

        Section 2.5.    Deliveries of Seller.    At the Closing, Seller shall deliver, or cause each of the LIG Companies to deliver, to Buyer:

        (a)   certificates confirming (i) the due and valid incorporation or organization of each of the LIG Companies and (ii) the good standing of each of the LIG Companies from the secretary of state of the jurisdiction in which they are incorporated or organized, each dated within ten (10) Business Days of the Closing Date;

        (b)   certificates (i) confirming the due qualification, authority to do business and good standing of each of the LIG Companies not incorporated or organized in the State of Louisiana from the Louisiana Secretary of State and (ii) from the Louisiana Department of Revenue and Taxation confirming that each of the LIG Companies is in "good standing" with the Louisiana Department of Revenue and Taxation each dated within ten (10) days of Closing Date;

        (c)   certificates representing one hundred percent (100%) of the shares of capital stock or other equity interests (if certificated) of each of the LIG Companies, with the certificates for the Shares duly endorsed or accompanied by stock powers duly executed in blank or duly executed instruments of transfer;

        (d)   a cross receipt acknowledging receipt of the Purchase Price;

        (e)   a certificate from an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

        (f)    resignations of all of the directors of each LIG Company that is a corporation, and resignations of the managers of each LIG Company that is a limited liability company, and resignations of all officers of each of the LIG Companies (of their office but not employment) effective as of Closing;

        (g)   written confirmation that all inter-company and Affiliate transactions (except for those listed on Schedule 6.13) involving a LIG Company and any AEP Affiliate have been terminated in accordance with the terms of this Agreement;

        (h)   the minute books, stock or membership records, and all other company, business, tax and financial files and records, and seals of each of the LIG Companies;

        (i)    evidence of the approvals of the Governmental Entities required of Seller and each of the LIG Companies, as set forth on Schedule 3.4 and Schedule 4.3;

        (j)    all premises occupied by any LIG Company, all computer systems and files maintained by any LIG Company and all other property of any LIG Company;

        (k)   the Guarantee of American Electric Power Company, Inc., ("AEP") in the form attached hereto as Exhibit B;

        (l)    any documents required to vest in the LIG Companies the rights and benefits available under the TRC Arrangements pursuant to the provisions of Section 6.21;

        (m)  the Transition Services Agreement, executed by Seller;

        (n)   evidence of the transfer to the appropriate LIG Companies, in form and substance reasonably satisfactory to Buyer, of the assets held by any Affiliate of the LIG Companies that are to be transferred in accordance with, and subject to the limitations set forth in Section 6.22 hereof.

        (o)   such other agreements, consents, documents and instruments as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Buyer or its counsel may reasonably request in connection with the purchase of the Shares contemplated hereby;

        (p)   an opinion of Seller's counsel, as to the matters set forth in Schedule 2.5(c), in a form customary for transactions of this type and reasonably acceptable to Buyer and Buyer's counsel;

        (q)   a certificate in accordance with applicable Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a "foreign person" (the "FIRPTA Certificate"); and

        (r)   copies of recorded releases, reasonably acceptable to Buyer, of the Caddis Financing and all other indebtedness (other than indebtedness reflected on the Financial Statements as capitalized leases) and Liens affecting the LIG Companies or the assets thereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER

        Seller represents and warrants to Buyer that, as of the date of this Agreement:

        Section 3.1.    Authorization and Validity of Agreement.    This Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action (except for the AEP's Board of Director authorization of the Guaranty), and Seller has full corporate power and authority to execute and deliver this Agreement and the Transition Services Agreement and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and constitutes, and the Transition Services Agreement when duly executed and delivered by Seller will constitute, a valid and legally binding obligation of Seller enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and subject to general principles of equity.

        Section 3.2.    Non-Contravention.    The execution and delivery by Seller of this Agreement and the Transition Services Agreement do not, and the consummation by Seller of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the certificate of formation, certificate of incorporation, bylaws or similar organizational documents of Seller, (b) violate any Law to which Seller is subject or (c) constitute a breach or violation of, or default under, or trigger any "change of control" rights or remedies under, or give rise to any Lien, acceleration of remedies, any buy-out right or any rights of first offer or refusal or of termination under any indenture, mortgage, lease, note, or other material contract or other instrument to which Seller is a party or by which Seller's properties or assets may be bound.

        Section 3.3.    Shares.

        (a)   The Shares have been validly issued and are fully paid and nonassessable. As of the Closing Date, Seller will have good and marketable title to the Shares, free and clear of all Liens, defects in title and restrictions on transfer. The Seller has the full corporate power, right and authority to transfer and convey, or cause to be transferred and conveyed, the Shares to Buyer at the Closing.

        (b)   Schedule 3.3(b) sets forth for each of the LIG Companies that is a corporation, the authorized capital stock, the number of shares of outstanding capital stock outstanding, the number of shares of such outstanding capital stock owned by each owner thereof and the name of each such owner, and for each of the LIG Companies that is a limited liability company, the membership interests therein owned by each owner thereof and the name of each such owner.

        (c)   Other than Liens created by the Caddis Financing, which will be released prior to Closing, there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any Shares which have been issued, granted or entered into by Seller or any of the LIG

Companies or any securities convertible into or evidencing the right to purchase the Shares. No LIG Company owns any equity interest in any other Person other than another LIG Company.

        (d)   Upon the Closing, Buyer shall have good and marketable title to the Shares, free and clear of any Liens (except those created by Buyer), restrictions on transfer and voting or preemptive rights.

        Section 3.4.    Governmental Approvals; Consents and Actions.    Except as set forth on Schedule 3.4 hereto, no claim, action, litigation, suit, arbitration, proceeding, investigation, or other legal or administrative proceeding (each, an "Action") or Order is pending or, to the Knowledge of Seller, threatened against Seller which has adversely affected or would reasonably be expected to adversely affect the conduct of the Business. Except as set forth in Schedule 3.4 hereto, no Permit from any Governmental Entity or any third party is required on the part of Seller in connection with the execution and delivery of this Agreement and the Transition Services Agreement or the consummation of the transactions contemplated hereby or thereby.

        Section 3.5.    Litigation.    Except as set forth in Schedule 3.5, there are no (a) Orders against Seller or any of its Affiliates or (b) Actions pending, or to the Knowledge of Seller, threatened against or affecting Seller or any of its Affiliates (i) challenging or seeking to restrain, delay or prohibit any of the transactions contemplated by this Agreement or the Transition Services Agreement or (ii) preventing Seller from performing in all material respects its obligations under this Agreement and the Transition Services Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE LIG COMPANIES

        Seller represents and warrants to Buyer that, as of the date of this Agreement:

        Section 4.1.    Due Organization.    Each LIG Company is duly formed, validly existing and in good standing under the laws of its state of incorporation or formation, as the case may be. The LIG Companies have the requisite corporate or limited liability company, as the case may be, power and authority to own their properties and assets and to carry on their business as presently conducted. The LIG Companies are duly authorized, qualified or licensed to do business as foreign corporations or entities, as the case may be, and are in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would result in the imposition of sanctions or other impairment of the Business.

        Section 4.2.    Non-Contravention.    The execution and delivery of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement, as the case may be, of the LIG Companies and (b) assuming that all Permits set forth on Schedule 4.3 hereto have been obtained or made: (i) violate any Law or Order to which the LIG Companies are subject or (ii) result in any breach or creation of any Lien (other than Permitted Liens) or constitute any default under, or trigger any "change-in-control" rights or remedies under, or give rise to any Lien, acceleration of remedies, any buy-out right or rights of first offer or refusal or of termination under any contract, license, indenture, mortgage, lease, note or other agreement or instrument to which the LIG Companies are subject or are a party, except, in the case of this clause (b), for any such immaterial violation, conflict, breach or default that has not been waived, cured or consented to on or prior to the Closing Date.

        Section 4.3.    Governmental Approvals; Consents and Actions.    Except as set forth on Schedule 4.3 hereto, no Actions or Orders by any Governmental Entity are pending or, to the Knowledge of Seller, threatened against the LIG Companies that would impair the Seller's ability to consummate the transactions contemplated by this Agreement or affect any LIG Company's use or operation of any of its assets. Except as set forth in Schedule 4.3 hereto, no Permit from or of any Governmental Entity or any third party is required on the part of any of the LIG Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for such Permits which have been obtained.

        Section 4.4.    Financial Statements.

        (a)   Schedule 4.4 contains a copy of the unaudited balance sheet of the LIG Companies, in each case, as of December 31, 2002, and the related statements of income for the fiscal year ended on such date, and the unaudited consolidated balance sheet of the LIG Companies, in each case, as of December 31, 2003 (the "Most Recent Balance Sheets"), and the related statement of income for the fiscal year ended on such date including related explanatory footnotes (collectively, the "Financial Statements"). The Financial Statements fairly present, in all material respects, the financial condition and the results of the operations of the Business and the LIG Companies as of the dates and for the periods indicated. Except for amounts included on a pro-forma basis, the Financial Statements have been prepared in accordance with GAAP in all material respects and consistent with the internal accounting practices of the LIG Companies, for equivalent prior accounting periods.

        (b)   EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING PAST FINANCIAL PERFORMANCE OF THE BUSINESS OR THE ASSETS OWNED OR USED BY THE BUSINESS OR AS TO ANY FINANCIAL INFORMATION OR FINANCIAL OR BUSINESS PROJECTIONS MADE AVAILABLE TO BUYER REGARDING THE BUSINESS OR THE ASSETS OWNED OR USED BY THE BUSINESS. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING FUTURE FINANCIAL PERFORMANCE OF THE BUSINESS OR THE ASSETS OWNED OR USED BY THE BUSINESS OR AS TO ANY FINANCIAL INFORMATION OR FINANCIAL OR BUSINESS PROJECTIONS MADE AVAILABLE TO BUYER REGARDING THE BUSINESS OR THE ASSETS OWNED OR USED BY THE BUSINESS. EXCEPT AS PROVIDED IN THIS AGREEMENT, BUYER FURTHER AGREES THAT NO INFORMATION OR MATERIAL PROVIDED BY, OR COMMUNICATION MADE BY, SELLER OR ANY REPRESENTATIVE OF SELLER WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER OR NOT EXPRESSLY DISCLAIMED BY THE FOREGOING.

        Section 4.5.    Absence of Changes.    Except (i) as otherwise disclosed in the Schedules hereto or (ii) as contemplated by this Agreement, since December 31, 2003, (x) each LIG Company has operated, and the Business has been conducted, in all material respects in the ordinary course consistent with past practice and (y) to the Knowledge of Seller, there has been no change, event, or loss affecting the LIG Companies that would reasonably be expected to result in a Material Adverse Effect.

        Section 4.6.    Real and Personal Property.

        (a)   To Seller's Knowledge, the LIG Companies hold sufficient rights to pipeline rights-of-way and easements and servitudes to conduct the Business as currently conducted, and the LIG Companies have not received any notice of any Action alleging otherwise, except as set forth on Schedule 4.6.

        (b)   The LIG Companies or its Affiliates (with respect to the real and personal property set forth in Schedule 6.22) have good title to (or as to leased properties, good leasehold title) the material real and personal property (other than rights-of-way) utilized by the LIG Companies in the conduct of the Business as of the date hereof, except for personal properties sold or otherwise disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet, all free and clear of all Liens, except (i) as set forth on Schedule 4.6; (ii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings and set forth on Schedule 4.6; (iii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not more than 30 days past due or are being contested in good faith and set forth on Schedule 4.6; (iv) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (v) with respect to real property, (A) easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements or restrictions which would be shown by an investigation of record title to the extent and nature which a prudent purchaser of property in the relevant jurisdiction would carry out, (B) any conditions that may be shown by survey or physical inspection (whether or not made) and (C) zoning, building and other similar restrictions, so long as none of (A) or (B) or (C) interfere with the continued use by the LIG Companies of such real property substantially as currently used for the purposes of the Business; and (vi) such defects, imperfections or irregularities of title, if any, as are not substantial in character, amount or extent and do not materially impair the conduct of normal operations of the Business (such liens, charges and encumbrances described in clauses (i)-(vi) hereof are referred to herein as "Permitted Liens"). No Affiliate of the LIG Companies owns, leases or operates any real or personal property (including intangible properties or rights) that is, or has been used in the Business, except for the properties set forth on Schedule 6.22. Neither Seller nor any of the LIG Companies has received any written notice that either the whole or any portion of any material real property owned or leased by Seller or used in the Business (the "Real Property") is to be condemned, requisitioned or otherwise taken by any public authority. To Seller's Knowledge, there are no public improvements that may result in material special assessments against the Real Property.

        (c)   To Seller's Knowledge: (i) as of the date of this Agreement, with respect to all leases of any material Real Property or leases of material personal property or equipment (the "Leases"), each Lease is a valid, binding and enforceable obligation of the parties thereto and is in full force and effect according to its terms, except where such failure would not impair the conduct of normal operations of the Business; (ii) each of the LIG Companies are not in default or breach under the Lease, and no other party thereto is in default or breach under any Lease, (iii) there are no claims affecting any such Lease of which Seller or any LIG Company has received notice, and no party has given notice of its intent to terminate any Lease and (iv) the enforceability of any of the Leases will not be impaired by the execution or delivery of this Agreement or the Transition Services Agreement, and neither Seller nor any of the LIG Companies nor any Affiliate thereof is currently participating in any discussions or negotiations regarding termination of any Lease affecting a property at which any LIG Company conducts business operations prior to the scheduled expiration of such Lease by reason of a breach or alleged breach by a party thereto.

        Section 4.7.    Contracts.

        (a)   Except as otherwise disclosed on Schedule 4.7, there are no outstanding commitments, contracts or agreements (other than agreements relating to rights-of-way) to which the LIG Companies are party or by which the LIG Companies or any of their assets or properties are bound (hereinafter "Contracts") that (i) involve commitments by the LIG Companies for terms of twelve (12) months or longer that involve annualized payments of more than $25,000; (ii) involve payment or receipt of more than One-Hundred Thousand Dollars ($100,000) in the aggregate; (iii) are not terminable by their terms, without penalty, on thirty (30) days or less notice, (iv) creating or concerning a partnership, joint venture or similar entity or operating agreement (v) concerning non-competition, or (vi) involve hedges, swaps, fixed price commitments or other derivatives that would be an obligation of any LIG Company after Closing. Contracts disclosed in Schedule 4.7 are hereafter referred to as the "Disclosed Contracts".

        (b)   Seller has furnished or made available to Buyer a true and correct copy of each Disclosed Contract. Each Disclosed Contract is valid and in full force and effect according to its terms, and to Seller's Knowledge, the parties thereto are not in material default or breach under any such Disclosed Contract and there are no claims affecting the same of which Seller or any LIG Company has received notice.

        (c)   Other than Exchange Imbalances, no LIG Company has, other than in a manner consistent with normal billing cycles (i) received any quantity of gas, liquids or other products for which payment will be due in the future, or (ii) received any prepayment or advance payment that will obligate Buyer to perform services or provide gas or other products after the Closing Date without receiving payment therefore, except: (A) as set forth on the Most Recent Balance Sheets of the LIG Companies, or (B) that were included as a Current LIG Liability in calculating the Closing LIG Working Capital.

        (d)   Except for indebtedness (other than capitalized leases) that shall be cancelled prior to the Closing Date without liability to the Buyer or any LIG Company, no LIG Company is a party to, or guarantor under, any loan agreement, mortgage, indenture, security agreement or other agreement or instrument relating to the borrowing of money by any Person.

        Section 4.8.    Litigation.    Except as set forth in Schedule 4.8, there are no Actions pending or, to the Knowledge of Seller, there is no material Action threatened (whether or not in writing), in law or in equity, or before any Governmental Entity, against Seller or any LIG Company.

        Section 4.9.    Compliance with Laws.    To the Seller's Knowledge, except as disclosed on Schedule 4.9, (i) the LIG Companies hold all Permits issued by Governmental Entities and required thereby for the operation of the Business as presently operated; (ii) all such Permits are in full force and effect and no action, claim or proceeding is pending, or threatened, to suspend, revoke, or terminate any such Permit or declare any such Permit invalid; (iii) the LIG Companies have filed all necessary reports and maintained and retained all necessary records pertaining to such Permits in all material respects; and (iv) the LIG Companies have otherwise complied with all of the Permits, Laws and Orders applicable to their existence, financial condition, operations, and business. Seller is not making any representation or warranty in this Section 4.9 with respect to any Taxes, any employee benefit matters or arrangements or any environmental matters, it being agreed that such matters are exclusively addressed in Sections 4.11, 4.13 and 4.14, respectively.

        Section 4.10.    Intellectual Property.    Schedule 4.10(a) lists as of the date of this Agreement all registered patents, trademarks, trade names, service marks, copyrights, domain names and any applications therefor, used principally in connection with the Business (the "Intellectual Property"). Except to the extent set forth on Schedule 4.10(b): (i) Seller or the LIG Companies own or have the right to use all Intellectual Property, free of all Liens, other than Permitted Liens; (ii) to the Knowledge of Seller, no Person is infringing the Intellectual Property and the LIG Companies are not infringing on the rights of any other parties to any Intellectual Property; (iii) to the Knowledge of Seller, all of the registrations listed on Schedule 4.10(a) are unexpired and have not been abandoned and (iv) to the Knowledge of Seller, none of the LIG Companies is in default under any agreement pursuant to which any of the LIG Companies is licensing any Intellectual Property from a third party or granting licenses to its own Intellectual Property to a third party, other than such defaults as would not impair the conduct of the Business or result in the imposition of fines, penalties, fees or other losses on Buyer or the LIG Company.

        Section 4.11.    Tax Matters.    Except as set forth on Schedule 4.11:

        (a)   there has been filed by or on behalf of each LIG Company all material tax returns relating to any federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, ad valorem, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts (collectively, "Taxes") required to be filed on or prior to the Closing Date (the "Tax Returns"), and all Taxes shown due on such Tax Returns have been or will be paid in a timely fashion or have been accrued as reflected on the Financial Statements;

        (b)   no audit, written inquiry or other proceeding by any Governmental Entity is pending with respect to any Taxes due from any LIG Company, and no written assessment of tax is proposed against any LIG Company for any period ending prior to the Closing Date other than those assessments that are being contested in good faith and are set forth on Schedule 4.11(b);

        (c)   no LIG Company (i) has requested an extension of time to file any Tax Return; (ii) is a party to any tax sharing or similar agreement; or (iii) is a member of any affiliated group (other than an affiliated group the common parent which is American Electric Power Company, Inc.) or has liability for Taxes payable by Seller or any of its Affiliates (other than any liability of any LIG Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign Law); and

        (d)   elections to treat Louisiana Gas and LIG Liquids as associations taxable as corporations solely for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3(c) were made and became effective more than 60 months prior to the Closing Date. No further election pursuant to Treas. Reg. § 301.7701-3(c) has been, or will be, made by or for either Louisiana Gas or LIG Liquids during the 60 months prior to the Closing Date.

        Section 4.12.    Labor Controversies.    Except as described on Schedule 4.12, (i) the LIG Companies are in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) there is no unfair labor practice complaint against the LIG Companies pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the LIG Companies, (iv) within the past five (5) years, the LIG Companies have not experienced any strike or work stoppage, (v) the LIG Companies are not a party, nor subject, to a collective bargaining agreement, and no collective bargaining agreement relating to employees of the LIG Companies is currently being negotiated, (vi) no Actions are pending or, to Seller's Knowledge, threatened, against any LIG Company with respect to employment or employment practices, terms or conditions of employment, wages or hours and (vii) to Seller's Knowledge, there is no effort currently underway to organize the work force or any part thereof of the LIG Companies.

        Section 4.13.    Employee Benefit Plans.

        (a)   Schedule 4.13(a) sets forth a list of each material "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each material employment, severance, change in control, vacation, incentive, fringe benefit, bonus, stock option, stock purchase, restricted stock plan, deferred compensation, health, life or other insurance, flexible spending arrangement, post-retirement benefit or profit sharing program, policy or agreement, in each case that is sponsored, contributed to or maintained by any of the LIG Companies and in which present or former employees of any of the LIG Companies (the "LIG Employees") participate (collectively, the "Benefit Plans").

        (b)   Except as set forth on Schedule 4.13(b): (i) the Benefit Plans are in compliance in all material respects with all applicable requirements of the Health Insurance Portability and Accountability Act, ERISA, the Code, and other applicable Laws and have been administered in accordance with their terms and such Laws; and (ii) each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to result in the revocation of such letter.

        (c)   Except as set forth on Schedule 4.13(c), there are no pending or, to the Knowledge of Seller or any of the LIG Companies, threatened claims and no pending or, to the Knowledge of Seller or any of the LIG Companies, threatened litigation with respect to any of the Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Except as set forth in Schedule 4.13(c), no audit or investigation by a Governmental Entity with respect to any of the Benefit Plans is pending nor has Seller or any LIG Company received formal notice of any such audit or investigation.

        Section 4.14.    Environmental Matters.    With respect to the five-year period ending on the date hereof, and except (i) as set forth on Schedule 4.14, or (ii) to the extent the liability for such matters are specifically covered by the TRC Arrangements:

        (a)   To Seller's Knowledge, neither Seller nor the LIG Companies are in violation of any Law pertaining to environmental protection, or protection of human health or safety, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, or the Toxic Substances Control Act (hereinafter "Environmental Laws");

        (b)   Neither Seller nor the LIG Companies have received written notice from any third party, including without limitation any Governmental Entity, (A) that Seller or the LIG Companies has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any other toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls) in each case regulated by any Environmental Laws ("Hazardous Substances") which Seller or any LIG Company generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted an investigation, and in respect of which Hazardous Substances, Seller or the LIG Companies may have a remediation liability or obligation pursuant to any Environmental Law; or (C) that Seller or any LIG Company is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding under Environmental Laws arising out of any third party's incurrence of costs, expenses, losses or damages in connection with the release (as that term is defined in 42 U.S.C. §9601(22) or the relevant foreign Environmental Laws, hereinafter, "Release") of Hazardous Substances;

        (c)   To Seller's Knowledge, neither Seller nor the LIG Companies have released Hazardous Substances into the environment in violation of any Environmental Laws, or in a manner that would reasonably be expected to result in liability to Seller or the LIG Companies under any Environmental Laws, at any real property presently owned, leased or operated by Seller or the LIG Companies, or at any real property formerly owned, leased or operated by a LIG Company with respect to the period of time during which it was owned by a LIG Company;

        (d)   To Seller's Knowledge, Schedule 4.14(d) lists each material Permit required under any Environmental Law for the operation of the Business by the LIG Companies. Except as set forth on Schedule 4.14, the LIG Companies (i) hold and are in compliance, in all material respects, with each of the Permits identified in Schedule 4.14(d); (ii) all such Permits are in full force and effect and no action, claim or proceeding is pending or threatened to suspend, revoke, or terminate any such Permit or declare any such Permit invalid; (iii) the LIG Companies have filed all necessary reports and maintained and retained all necessary records pertaining to such Permits in all material respects; and (iv) the LIG Companies have otherwise complied, in all material respects, with all of the Permits

This Section 4.14 contains the sole and exclusive representations and warranties of Seller and the LIG Companies relating to Environmental Laws or Hazardous Substances.

        Section 4.15.    Finders; Brokers.    Except as set forth on Schedule 4.15, neither the LIG Companies nor Seller is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement. Neither Buyer nor any of the LIG Companies will have any obligations or liabilities with respect to the arrangements set forth on Schedule 4.15.

        Section 4.16.    Insurance.    Schedule 4.16 sets forth a list of all of the policies of insurance carried on the date of this Agreement by each of the LIG Companies that directly insure the operation of such business on or prior to the Closing Date (collectively, the "LIG Company Policies"). Schedule 4.16 sets forth all such policies of insurance that shall terminate with respect to Seller's interests in LIG. All premiums payable under the LIG Company Policies have been paid in a timely manner. With respect to the LIG Company Policies: (a) all are in full force and effect; (b) all have been complied with in all material respects by the LIG Companies; and (c) there is no claim under any such policy as to which coverage has been denied or disputed by the underwriters or issuers thereof.

        Section 4.17.    Affiliate Transactions.    Except as set forth on Schedule 4.17, the Seller and its respective Affiliates (other than the LIG Companies) are not a party to any agreement or arrangement with the LIG Companies, and if and to the extent there is any liability of the LIG Companies thereunder, neither the Buyer nor the LIG Companies will have any liability therefore on or after Closing. Except as set forth on Schedule 4.17, there are no guarantees, letters of credit, reimbursement agreements, keep-well agreements, indemnity agreements, equity contribution agreements or other credit support agreements under which the LIG Companies have any outstanding obligations that relate to obligations of, or to the business or assets of, the Seller or any other Affiliate of Seller (other than the LIG Companies).

        Section 4.18.    Regulatory Matters.    No LIG Company is subject to regulation as a "holding company" or a "public utility company" under the Public Utility Holding Company Act of 1935, as amended. No LIG Company is a "natural gas company," as defined in the Natural Gas Act of 1938, as amended, ("NGA") and no LIG Company transports or sells natural gas in a manner that is subject to, the jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the NGA; provided, however, that the LIG Companies do make sales for resale under the blanket marketing certificate of limited jurisdiction issued by FERC under 18 C.F.R. Part 284, Subpart L.

        Section 4.19.    Bankruptcy.    None of Seller, AEP, or any LIG Company is subject to any pending bankruptcy proceeding, and to Seller's Knowledge no proceeding is contemplated, in which Seller or AEP would be declared insolvent or subject to the protection of any bankruptcy, or reorganization laws or procedures.

        Section 4.20.    No Other Representations or Warranties.    (a) Except for the representations and warranties contained in Article III and this Article IV, neither Seller, the LIG Companies nor any other Person makes any other representation or warranty, whether express or implied, on behalf of Seller or the LIG Companies, including as to the probable success or profitability of the ownership, use or operation of the LIG Companies or the Business by Buyer after the Closing.

        (b)   Buyer acknowledges and agrees that Seller is making no representation or warranty as to the condition or structural integrity (or lack thereof) of any of pipeline assets of any of the LIG Companies ("Pipeline Integrity") and such assets are being purchased on an "AS IS" basis and Buyer shall have no remedies against Seller (legal or equitable) relating to Pipeline Integrity.

ARTICLE V
REPRESENTATIONS OF BUYER

        Buyer represents and warrants that, as of the date of this Agreement:

        Section 5.1.    Due Organization and Power of Buyer.    Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite partnership power and authority to own, lease and operate the properties used in the Business being purchased hereunder and to carry on the Business as the same is now being conducted. On or before the Closing Date, Buyer will be duly authorized, qualified or licensed to do business as a foreign entity and in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would prevent or delay the Closing.

        Section 5.2.    Authorization and Validity of Agreement; Non-Contravention.    This Agreement, and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite partnership or other action, and Buyer has full partnership power and authority to execute and deliver this Agreement and each Transaction Document to which it is party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and constitutes, and such other Transition Services Agreement when duly executed and delivered by Buyer will constitute a valid and legally binding obligation of Buyer, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and subject to general principles of equity. The execution and delivery by Buyer of this Agreement and the Transition Services Agreement do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, violate or conflict with any provision of (i) the Buyer's organizational documents, (ii) assuming that all Permits set forth on Schedule 5.3 hereto have been obtained or made, violate any Law or Order to which Buyer is subject or (iii) result in any breach or creation of any Lien or constitute default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Buyer is subject or is a party, except, in the case of clauses (ii) and (iii), for any such violation, conflict, breach, default or creation of any Lien which would not impair Buyer's ability to consummate the transactions contemplated by this Agreement.

        Section 5.3.    Governmental Approvals/Permits; Consents and Actions.    No Action is pending or, to the Knowledge of Buyer, threatened against Buyer which would prevent Buyer from consummating the transaction contemplated hereby. Except as set forth in Schedule 5.3 hereto and except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), no Permit from or of any Governmental Entity or any third party, is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Transition Services Agreement, or the consummation of the transactions contemplated hereby and thereby, except for such Permits which have been obtained. To Buyer's Knowledge, Buyer is, or before Closing will be, qualified to obtain those consents set forth on Schedule 5.3. To Buyer's Knowledge, there are no conditions in existence which could reasonably be expected to delay, impede, restrict or prevent the receipt by Buyer of the consents set forth on Schedule 5.3 or any consent, approval, authorization or order of any Governmental Entity in connection with the transactions contemplated by this Agreement, including under the Hart-Scott Act.

        Section 5.4.    Litigation.    There are no (a) Orders against or affecting Buyer or its Affiliates or (b) Actions pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or its Affiliates (i) challenging or seeking to restrain, delay or prohibit any of the transactions contemplated by this Agreement or the Transition Services Agreement or (ii) preventing Buyer from performing in all material respects its obligations under this Agreement or the Transition Services Agreement.

        Section 5.5.    Independent Decision.    Buyer (a) has knowledge and experience in financial and business matters, (b) has the capability of evaluating the merits and risks of investing in the Business,

(c) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment and (d) is not in a disparate bargaining position with Seller.

        Section 5.6.    Purchase for Investment.    Buyer is aware that the Shares are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or foreign securities laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and is purchasing the Shares solely for investment, with no intention to distribute any of the Shares to any Person other than for distribution or reorganizations among Buyer and its Affiliates, and Buyer will not sell or otherwise dispose of the Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules promulgated thereunder, and any other applicable securities laws.

        Section 5.7.    Financial Capacity; No Financing Condition.    As of the date hereof, Buyer has access to funds sufficient to consummate the transactions contemplated by this Agreement and the Transition Services Agreement. Buyer understands that its obligations to effect the transactions contemplated hereby and thereby are not subject to the availability to Buyer or any other Person of financing.

        Section 5.8.    Finders; Brokers.    With the exception of fees and expenses to any broker or advisor payable by Buyer, Buyer is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

        Section 5.9.    No Knowledge of Seller's Breach.    At the time of signing this Agreement, Buyer has no Knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. This representation is expressly made applicable to the date set forth herein.

        Section 5.10.    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article V, neither Buyer nor any other Person makes any other representation or warranty, whether express or implied, on behalf of Buyer.

ARTICLE VI
AGREEMENTS OF BUYER AND SELLER

        Section 6.1.    Operation of the Business.    Until the Closing, Seller shall, and shall cause each LIG Company to, operate and conduct the Business in the ordinary course, maintain, repair and replace the operating assets of the LIG Companies in accordance with accepted industry practice and consistent with the policies and past practice of the LIG Companies and the terms of this Agreement, keep the books and records of all of the LIG Companies in accordance with past practices, maintain all of their existing insurance coverages, and pay all of their trade payables and perform all other obligations on a timely basis. Seller will not, and shall cause the LIG Companies not to, without the prior written approval of Buyer (which approval shall not be unreasonably withheld or delayed) or as otherwise contemplated by this Agreement or Schedule 6.1, take any of the following actions with respect to the LIG Companies:

        (a)   with respect to any LIG Company, amend its charter or by-laws (or analogous organizational documents), or issue or agree to issue any additional shares of capital stock (or other equity interests) of any class or series, or any securities convertible into or exchangeable for shares of capital stock (or other equity interests), or issue any options, warrants or other rights to acquire any shares of capital stock (or other equity interests);

        (b)   sell, transfer or otherwise dispose of or encumber any of the assets of the LIG Companies other than in the ordinary course of business;

        (c)   cancel any debts or waive any claims or rights pertaining to the Business;

        (d)   grant any increase in the compensation of officers or employees of any LIG Company, except for increases as required by any existing compensation, incentive or employee benefit plan, policy, agreement or arrangement disclosed on Schedule 6.1(d), or as required by Law;

        (e)   incur, assume or guarantee any indebtedness for borrowed money;

        (f)    change in any material respect any tax elections (except as required by Law or GAAP);

        (g)   enter into or amend any employment agreement;

        (h)   except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by any LIG Company;

        (i)    except for those identified on Schedule 6.1(i), make any capital expenditure or make any commitment to make any capital expenditure in excess of $50,000;

        (j)    unless Buyer has refused to consent, defer making any capital expenditure that would otherwise be made: (i) in the ordinary course of business; (ii) pursuant to existing business plans or to repair, replace or maintain any assets, properties or facilities of the LIG Companies;

        (k)   declare or pay any dividend or make a similar distribution with respect to securities of any of the LIG Companies other than cash dividends;

        (l)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring;

        (m)  pledge or mortgage the Shares or any of the assets, properties or rights of the LIG Companies or otherwise cause or permit a Lien to exist against the Shares or otherwise cause or permit a Lien (other than a Permitted Lien) to exist against the assets, properties or rights of the LIG Companies;

        (n)   modify, amend or terminate any Disclosed Contract without prior notice to, and approval from Buyer, or enter into any agreement that would, if entered into by a LIG Company before the date hereof, be a Disclosed Contract;

        (o)   effect any split, combination or reclassification of the securities of any of the LIG Companies;

        (p)   redeem, repurchase or otherwise acquire, directly or indirectly, any securities of any of the LIG Companies;

        (q)   acquire any interest or otherwise make any investment in any other Person, or enter into any joint venture, partnership or similar arrangement;

        (r)   allow any material Permits held by any of the LIG Companies to terminate or lapse;

        (s)   consume any personal property inventory or spare parts belonging to the LIG Companies without replacing such inventory or spare parts in accordance with past practice;

        (t)    settle or agree to settle any Action to which a LIG Company is a party where the terms of such settlement or agreement adversely impact, in any material respect, any LIG Company or the operation of the Business after such settlement or agreement, without prior notice to, and approval (such approval not to be unreasonably withheld or delayed) by Buyer;

        (u)   except as otherwise required to perform its obligations under this Agreement, not to manage its (or allow the LIG Companies to manage their) working capital, including cash, receivables and other current assets, and trade payables, capital expenditures and other current liabilities in a manner other than in the ordinary course and consistent with past practice; or

        (v)   agree, whether in writing or otherwise, to do any of the foregoing.

Prior to the Closing, Seller shall, and shall cause the LIG Companies to, make available to Buyer (and its representatives) their representatives and employees on a reasonable basis to confer and discuss, with respect to: (i) the operation of the LIG Companies' and the Business assets; (ii) the legal, operational and other actions required or reasonably necessary for the consummation of the transactions contemplated by this Agreement; (iii) the smooth and orderly transition of Business to Buyer; and (iv) the status of Seller's and the LIG Companies' compliance with this Section 6.1.

        Section 6.2.    Investigation of the Business; Confidentiality.    During the period commencing on the date hereof and ending on the Closing Date, Seller shall, and shall cause the LIG Companies to, provide, upon reasonable request and notice, Buyer and its authorized agents or representatives reasonable access during normal business hours to the properties, books and records of the Business and the LIG Companies for the purpose of reviewing information and documentation relative to the properties, books and records of the Business and the LIG Companies; provided, that Buyer shall not be entitled to perform any drilling or other "invasive" environmental tests without the prior written consent of Seller (which may be withheld in their sole discretion). Buyer and its representatives will hold in confidence all information obtained from Seller and each of the LIG Companies, their respective officers, agents, representatives or employees in accordance with the provisions of the confidentiality agreement dated October 24, 2003 (the "Confidentiality Agreement") between AEP Energy Services, Inc. and Crosstex Energy Services, L.P., an Affiliate of Buyer.

        Section 6.3.    Reasonable Best Efforts; Cooperation; No Inconsistent Action.

        (a)   Subject to the terms and conditions of this Agreement, each of the parties will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to ensure satisfaction of the conditions precedent to each party's obligations hereunder. Buyer, on the one hand, and Seller, on the other, shall timely and promptly make all filings which may be required by any of them in connection with the consummation of the transactions contemplated hereby, including the filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"). Each party shall furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity, including any filings necessary under the provisions of the Hart-Scott Act; provided that neither party shall be obligated to provide copies of any 4(c) documents or the description thereof with respect to its filing under the Hart-Scott Act. Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party and its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any similar foreign Governmental Entity and members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

        (b)   From time to time after the Closing Date, without further consideration, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

        (c)   Seller, on the one hand, and Buyer, on the other, shall notify and keep the other advised as to any litigation or administrative proceeding pending and known to such party, or to its Knowledge, threatened, which challenges the transactions contemplated hereby or the Transition Services Agreement. Seller, on the one hand, and Buyer, on the other, shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

        (d)   After the Closing Date, each party shall have reasonable access to the employees of the other party and their Affiliates, for purposes of consultation or otherwise, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of the LIG Companies prior to the Closing Date. The parties agree to cooperate in connection with any audit, investigation, hearing or inquiry by any Governmental Entity, litigation or regulatory or other proceeding which may arise following the Closing Date and which relates to the ownership of the LIG Companies or operation of the assets by the LIG Companies, respectively, prior to the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, each party shall bear its own expenses, including fees of attorneys or other representatives, in connection with any such matter described in this Section 6.3 in which the Seller and the Buyer are subjects or parties or in which they have a material interest.

        (e)   Notwithstanding anything to the contrary, Seller and its Affiliates, at their sole cost and expense, shall be entitled to exclusively control, conduct and direct the prosecution or defense of any of the matters set forth in Schedule 4.8 including, but not limited to, the decision whether to settle (and amount therefore) and whether to proceed to trial or arbitration and Buyer agrees to waive any conflicts necessary to allow current counsel to continue to represent Seller with respect to such matters; provided, however, neither Seller nor its Affiliates can settle any such matter where one or more LIG Companies is a Party without Buyer's prior written consent (such consent not to be unreasonably withheld or delayed) where such settlement or agreement adversely impacts any LIG Company or the operation of the Business after such settlement or agreement. Buyer shall reasonably cooperate and shall cause the LIG Companies to cooperate in all respects with Seller and its Affiliates in the prosecution or defense of all of the foregoing matters, including, but not limited to, providing access to witnesses for interviews, depositions or trial, documents and electronic information actually or constructively under the control of Buyer and the LIG Companies, providing a corporate representative at trial or arbitration, and executing affidavits and settlement agreements. Seller shall reimburse Buyer and the LIG Companies for all of their out-of-pocket costs and expenses in providing such cooperation; provided that Seller shall not be required to reimburse Buyer for the costs and expenses of separate legal counsel in connection with the Buyer providing such cooperation. In addition, Buyer acknowledges and agrees that Seller retains the rights to any recovery resulting from the matters listed in Schedule 4.8 and other matters involving the LIG Companies that Seller remains responsible for pursuant to the provisions of Article IX or X or this Agreement. Seller shall keep Buyer informed of the status of, and activities relating to, such matters where one or more of the LIG Companies is a party, including the preparation and delivery of written quarterly reports addressing the foregoing, subject to any confidentiality obligations imposed by law, statute, regulation or court order.

        Section 6.4.    Public Disclosures.    (a) Prior to the Closing Date, no party to this Agreement or its representatives or Affiliates will issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement or the Transition Services Agreement without the prior written consent of the other parties other than disclosures required by Law or securities exchange rules or guidelines in accordance with the terms set forth in this Section. After the Closing Date, no party will issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement or the Transition Services Agreement or the contents of this Agreement or the Transition Services Agreement without the prior written consent of the other parties, which shall not be unreasonably withheld. Notwithstanding the above, nothing in this Section will preclude any party from making any disclosures required by Law or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any Governmental Entity or to comply with the regulations of any securities exchange; provided, that the party required to make such disclosure shall allow the other parties reasonable time to review and comment thereon in advance of such disclosure.

        Section 6.5.    Access to Records and Personnel.

        (a)   Buyer shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers (in each case, including electronic versions thereof) relating to the Business in Buyer's possession (the "Books and Records") for the period of time set forth in its records retention policies, if any, on the Closing Date or for such longer period as may be required by Law or any applicable court order. Seller may make and retain such copies of books and records, prior to Closing, as Seller reasonably deems necessary, which copies shall be subject to the confidentiality provisions of this Agreement. Buyer shall also retain any and all Books and Records as directed by Seller that relate to any ongoing litigation, investigation, Action or proceeding until such time as Buyer is notified of the conclusion of such matter.

        (b)   The parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation and responding to data requests from Governmental Entities. Each party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such records and/or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which (i) was in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees; or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

        Section 6.6.    Employee Matters.

        (a)   Offers of Continued Employment; Post-Closing Compensation and Benefits.

          (i)    Schedule 6.6(a) lists, as of the date hereof, all of the individuals employed by the LIG Companies, and all of the individuals employed by Seller or its Affiliates (other than the LIG Companies) that are primarily involved in the Business, and their respective salaries or wage level (whether active or inactive, the "Current LIG Employees"). As soon as practicable after the date of execution of this Agreement, but not later than twenty (20) business days prior to the Closing Date, Buyer shall extend offers of employment or continued employment, as the case may be, to not less than seventy-five percent (75%) of the Current LIG Employees. Each such offer by Buyer will be effective as of the Closing Date and shall include terms consistent with Section 6.6(c) ("Offer of Employment"). Each such individual who accepts Buyer's Offer of Employment within the time period specified by Buyer in its Offer of Employment (which shall in all cases be at least five business days unless Seller otherwise agrees in writing) and who remains a Current LIG Employee (active or inactive) through the Closing Date, shall be referred to as a "Transferred Employee." Each LIG Employee who is not a Transferred Employee shall be referred to as a "Non-Transferred Employee." Prior to the Closing Date, Seller shall take, or shall cause to be taken, such action as is necessary such that all Non-Transferred Employees shall have ceased to be employees of the LIG Companies on or prior to the Closing Date, which may include transferring the employment of such persons to Seller or one of its Affiliates.

          (ii)   Seller shall retain liability and responsibility for the payment of severance benefits (if any) incurred on or prior to the Closing Date as a result of such Offers of Employment or incurred as a result of such termination or transfer of employment from the LIG Companies on or prior to the Closing Date as described above; provided, that Buyer shall indemnify and hold Seller harmless against such severance liabilities to Current LIG Employees the extent they exceed actual payment of one million two hundred and fifty thousand dollars ($1,250,000) in the aggregate; provided that, in determining the aggregate severance liabilities, there shall be disregarded (and such liabilities shall be Seller's sole liability and responsibility) any such severance liabilities or payments to (X) any employee who received an Offer of Employment, (Y) any employee who voluntarily terminated his or her employment prior to Closing and (Z) any employee who continues in the employ of Seller or any of its Affiliates after Closing; provided further that, in no event will Buyer be liable for more than $1,250,000 of such severance liabilities and any additional severance liabilities will be the sole liability and responsibility of Seller. In the event that any Current LIG Employee makes a discrimination-based claim in respect of any decision by Buyer not to make any Offer of Employment to any Current LIG Employee, Buyer will defend and indemnify Seller against any such claim.

        (b)   Access to Personnel. In furtherance of the provisions of Section 6.6(a) above, Buyer and Seller will agree promptly after the date hereof upon the procedures by which the Current LIG Employees who will receive an Offer of Employment will be identified, and by which Current LIG Employees designated by Buyer may be made reasonably available to be interviewed by Buyer during normal business hours. Also in furtherance of the foregoing provisions of Section 6.6(a), and subject to any applicable laws, Seller and the LIG Companies will afford Buyer reasonable access during normal business hours following prior written notice to Seller and the LIG Companies to review the personnel files, performance evaluations and other relevant employee records of the LIG Companies.

        (c)   Post-Closing Benefits; Service Credit for Transferred Employees. For a period of not less than 12 months immediately following the Closing Date, Buyer will provide, or will cause the LIG Companies to provide, Transferred Employees with salaries and wage levels that are no less favorable than the salaries and wage levels of such Transferred Employees immediately prior to the Closing Date, but not in excess of the compensation with respect to such Transferred Employee in the schedules disclosed to Buyer pursuant to Section 6.1(d), and will provide Transferred Employees with benefits levels that are no less favorable than similarly situated employees of Buyer and its Affiliates and Subsidiaries immediately prior to the Closing Date or as subsequently modified for all such similarly situated employees; provided that during 12-month period following the Closing Date, any Transferred Employee whose employment is terminated by Buyer, the LIG Companies or any of their Affiliates, for any reason other than for "cause," shall be entitled to receive from Buyer, one of the LIG Companies or an Affiliate, as applicable, the cash severance amount set forth with respect to such Transferred Employee on Schedule 6.1(d). Nothing in the foregoing shall be construed as requiring Buyer or any LIG Company to continue to employ the Transferred Employees for a 12 month period following the Closing Date, or to continue to provide such salaries, wage levels and benefit levels on an active-employee basis following termination of employment to any Transferred Employee whose employment with Buyer or any LIG Company terminates during such 12 month period. With regard to Buyer's current employee benefit plans, all of which are listed on Schedule 6.6(c) attached hereto, each Transferred Employee shall be eligible to participate in each defined contribution plan listed on such schedule on the first day of the fiscal quarter coincident with or next following the Closing Date and will receive full service credit for vesting purposes for any periods of service completed with Seller, any LIG Company and their respective Affiliates to the same extent such Transferred Employee's service was recognized under the defined contribution plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing Date. With regard to Buyer's employee benefit plans identified on Schedule 6.6(c) as welfare plans, each Transferred Employee will be eligible to participate in such plans on the Closing Date, or, if the Closing Date is not on the first day of a calendar month, each Transferred Employee will be eligible for participation in such plan on the first day of the calendar month next following the Closing, subject, however, to such Transferred Employee satisfying the eligibility requirements of such plans and related insurance policies (e.g., actively-at-work requirements). Buyer shall provide, or shall cause the LIG Companies to provide, each Transferred Employee with credit for any deductible amounts and out-of-pocket expenses paid prior to the Closing Date in satisfying a like amount of any deductible amount (but not any out-of-pocket maximums) which would otherwise apply from the Closing Date through December 31, 2004, under any comparable type of welfare plan in which such Transferred Employee participates on or after the Closing Date, subject to verification of the payment of such amounts by the Transferred Employee. With regard to Buyer's employee benefit plans identified on Schedule 6.6(c) as a nonqualified plan, Transferred Employees will be treated as new employees of Buyer. With regard to vacation allowances, Transferred Employees shall be eligible to begin accruing vacation benefits as of the Closing Date, and Buyer shall provide, or shall cause the LIG Companies to provide, credit for each Transferred Employee's service with Seller, any LIG Company and their respective Affiliates to the same extent as such service was recognized by each of them immediately prior to the Closing Date, provided that the number of vacation days to which each Transferred Employee will be entitled following the closing Date shall be determined exclusively under Buyer's vacation policies and Buyer will not provide any credit or compensation for unused vacation days accumulated with Seller, any LIG Company or their respective Affiliates. Any liability for vacation days, hours or other vacation allowances accrued by Transferred Employees prior to the Closing Date shall be the responsibility of Seller. With regard to any other employee benefit plans of the Buyer or its Affiliates, Transferred Employees will receive credit for service on the same basis as other, similarly situated employees of Buyer or its Affiliates.

        (d)   COBRA. Buyer shall provide, or shall cause the LIG Companies to provide, continuation health care coverage to Transferred Employees and their qualified beneficiaries who incur or incurred a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA ("COBRA"), after the Closing Date or, if later, the date the Transferred Employees actually commence participation in Buyer's group medical plan. Seller shall be responsible for any COBRA healthcare continuation claims of Non-Transferred Employees, any Transferred Employees until such employees actually become covered under the Buyer's group medical plan or, if earlier, until such coverage earlier terminates in accordance with applicable Law and the terms of the Benefit Plan, and any former employees or other persons (other than Transferred Employees) who were entitled to COBRA rights under the Benefit Plans on or prior to the Closing Date.

        (e)   Seller Plans. Before Closing, Sellers will, and will cause the LIG Companies, to (i) terminate all Benefit Plans that are sponsored, contributed to, maintained, or entered into solely by an LIG Company, unless sponsorship is transferred to and assumed by Seller prior to the Closing, and (ii) terminate the LIG Companies participation in any Benefit Plans, and effective as of the applicable date, LIG Employees shall cease to participate in the applicable Benefit Plan, and from and after the applicable date, LIG Employees shall cease to be eligible to accrue further benefits under the applicable Benefit Plan. Seller shall be solely responsible for winding up any such Benefit Plans. No assets or liabilities arising under any such Benefit Plan are assumed by Buyer.

        Section 6.7.    WARN Notices.    Any workforce reductions carried out following the Closing Date by Buyer or any of the LIG Companies or their respective Subsidiaries shall be done in accordance with all applicable Laws governing the employment relationship and termination thereof including the Worker Adjustment and Retraining Notification Act ("WARN") and regulations promulgated thereunder, and any comparable state or local Law. Seller shall be responsible for all obligations, if any, under WARN or equivalent state statutes and any applicable regulations thereunder with respect to the employment terminations prior to or on the Closing Date.

        Section 6.8.    Non-Solicitation.    Until the Closing shall actually have occurred, Buyer acknowledges that it remains subject to paragraph 7 of the Confidentiality Agreement.

        Section 6.9.    Guarantees.    Buyer shall offer to cause itself or one or more of its Affiliates to be substituted in all respects for Seller or Affiliates of Seller, as the case may be, effective as of the Closing, in respect of all obligations of Seller or Affiliates of Seller, as the case may be, under each of the guarantees, indemnities, surety bonds, performance bonds, letters of credit and other credit support arrangements obtained by the Seller or Affiliates of Seller, as the case may be, for the benefit of the Business as identified on Schedule 6.9 (the "Guarantees"), and shall request Seller and all Affiliates of Seller (other than the LIG Companies) to be released, as of the Closing Date, from any and all obligations under such Guarantees. If Buyer is unable to effect such a substitution with respect to any such Guaranty after using its reasonable best efforts to do so, the Buyer shall obtain letters of credit for the benefit of such third party from a nationally recognized banking institution, on terms substantially similar to the existing arrangement and from financial institutions reasonably satisfactory to the third party.

        Section 6.10.    No Shopping.    From and after the date of this Agreement, neither Seller, its Affiliates nor any of their respective officers, directors, employees, representatives, agents or anyone acting on behalf of any of them shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any non-public information to, any Person (other than Buyer, its Affiliates and their representatives) with respect to any merger, purchase or sale of assets, purchase or sale of equity interests or any similar transaction involving any of the LIG Companies or their assets unless this Agreement is terminated in accordance with Article VIII hereof.

        Section 6.11.    Funding of Disbursements.    Effective at the opening of business on the Closing Date, Buyer shall be responsible for funding all disbursements of the Business.

        Section 6.12.    Transitional Use of Seller' Trademarks.

        (a)   Effective upon the Closing, Seller hereby grants to each of the LIG Companies, a limited, non-transferable, non-exclusive, royalty-free right and license to use the trademarks, service marks and trade names which are, in each case, in existence on the Closing Date, owned or licensed by Seller or their Affiliates other than the LIG Companies, currently being used in the conduct of the respective businesses of the LIG Companies and set forth on Schedule 6.12; provided, however, Buyer shall have no right to the use of "AEP", "American Electric Power" or any derivations thereof. Such license shall terminate 30 days following the Closing, and upon termination thereof, the LIG Companies' shall immediately discontinue the use of all such trademarks, service marks and trade names.

        (b)   Notwithstanding the above, Buyer shall have the free and unlimited use, royalty free and forever, of any and all trademarks, service marks or trade names which contain the words or characters "LIG" or "Louisiana Intrastate Gas", unless such trademark, service mark or trade name also contains the words or characters "AEP" or "American Electric Power." Seller agrees to execute any documents necessary to provide Buyer the rights set forth in this subparagraph (b), and neither Seller nor any of its Affiliates may use any names containing the characters "LIG" or words "Louisiana Intrastate Gas Corporation" after Closing.

        Section 6.13.    Intercompany Transactions.    Regardless of whether any such agreement or arrangement will continue in effect after Closing as provided herein, effective as of the Closing and consistent with the calculation of LIG Net Working Capital, all intercompany receivables or payables and loans then existing between Seller and any Affiliates of Seller (other than between the LIG Companies), on the one hand, and any LIG Company, on the other, including each agreement and arrangement set forth on Schedule 4.17 shall be fully settled by making intercompany cash transfers so that there are no outstanding payables, receivables or other liabilities relating to such intercompany transactions for the period prior to Closing (it being understood that any future contractual obligations of the LIG Companies set forth on Schedule 6.13 that are to be performed after the Closing Date shall not be settled and shall continue in full force and effect). Except for those agreements and arrangements set forth in Schedule 6.13, prior to Closing, all agreements or arrangements set forth on Schedule 4.17 shall be terminated and the LIG Companies shall have no further obligations thereunder. The settlements and terminations required under this Section 6.13 shall all be accomplished (a) in the manner contemplated by this Agreement and (b) without any violation of any Law or the incurrence of any tax, penalties, interest or other charges (other than Taxes for which Seller is responsible).

        Section 6.14.    Payment of Indebtedness.    At or prior to the Closing, Seller shall cause to be satisfied and cancelled with respect to the LIG Companies and cause the LIG Companies to be fully released from any obligations or indebtedness (except for capitalized leases reflected on the Financial

Statements) under any guaranty, loan agreement, mortgage, indenture, security agreement or other agreement, or other instrument, in each case relating to the borrowing of money by any LIG Company, and Seller shall remove, or cause to be removed, all Liens on the Shares under the Caddis Financing, and all other Liens pertaining to or affecting the LIG Companies or any of the assets thereof. Any payment that is made by or on behalf of a LIG Company pursuant to this Section 6.14 or Section 6.13, or other adjustment in legal rights that occurs pursuant thereto, shall not give rise to a reduction in Tax attributes under Section 108(b) of the Code with respect to such LIG Company.

        Section 6.15.    Transition Services Agreement.    At the Closing, Buyer and Seller (or an Affiliate of Seller) shall execute and deliver a transition services agreement in the form attached hereto as Exhibit A (the "Transition Services Agreement").

        Section 6.16.    Resignations.    At the Closing, Seller shall deliver, or cause to be delivered, to Buyer duly signed resignations, effective upon Closing, of the directors of the LIG Companies that are corporations and managers of the LIG Companies that are limited liability companies, in each as set forth on Schedule 6.16.

        Section 6.17.    LIG Companies.    Buyer acknowledges that the LIG Companies being acquired pursuant to the terms and conditions of this Agreement are presently engaged in the operation of an intrastate pipeline in the State of Louisiana.

        Section 6.18.    Limited Covenant Not to Compete.

        (a)   From the Closing Date and for a period of two years thereafter, neither Seller nor any of its Affiliates shall (without the written consent of Buyer): (A) call upon any customer of any of the LIG Companies for the purpose of soliciting, diverting or intentionally enticing away the business of such person or entity from the LIG Companies; or (B) directly or indirectly, own, manage, control or operate, in the State of Louisiana, any pipeline system used for the transmission of natural gas on an intrastate basis for the account of third parties or any plant or facility used for the processing of natural gas for the account of third parties; provided, however, that this Section shall not apply to (1) the conduct of business pursuant to the arrangements between the Dow Chemical Company and its Affiliates and American Electric Power Company, Inc. and its Affiliates relating to the Plaquemine cogeneration facility (the "Plaquemine Cogen Project"); (2) the conduct of business by Jefferson Island Storage & Hub, L.L.C. (but such activities can not be undertaken if third-party pipeline or other facilities are utilized to conduct such business to deliver gas to industrial customers located on the Mississippi River corridor located between Baton Rouge and New Orleans, and (3) Seller and its Affiliates, including Jefferson Island Storage & Hub, L.L.C. (or any other person or entity to the extent they engage in such practices) as a result of a merger, acquisition, business combination or similar transaction consummated after the Closing Date by Seller or any of its Affiliates if such transaction is with an entity or involving a group of assets that is not primarily involved in the transmission of natural gas on an intrastate basis in Louisiana for the account of third parties or the ownership or operation of plants or facilities in Louisiana used for the processing of natural gas for the account of third parties (together, the "Restricted Acquisition Activity"); provided, further, however, that this Section 6.18(a) shall not apply to the purchaser or their successors of any of the membership interests, or the assets, of Jefferson Island Storage & Hub, L.L.C. or the Plaquemine Cogen Project. For purposes of this Section 6.18, an entity or group of assets shall be deemed to be "primarily involved in" the Restricted Acquisition Activity if it derives 75% or more of its gross revenues (measured for the prior twelve month period ending on the date of such transaction) from such Restricted Acquisition Activity.

        (b)   Seller agrees that from the Closing Date and for a period of 2 years thereafter, neither Seller nor any of its Affiliates shall make contact with any Transferred Employee who is at such time employed by any LIG Company for the purpose of soliciting such employee for hire or otherwise disrupting such employee's relationship with such LIG Company, as the case may be, or hire any such employee whether as an employee or independent contractor and whether or not such engagement is solicited by Seller.

        (c)   From and after Closing, Seller shall not (and shall cause each of its Affiliates not to) disclose to any third party or use to the competitive disadvantage of Buyer or the LIG Companies, any proprietary or confidential information ("Confidential Information") related to the Business or the LIG Companies. Seller hereby assigns to the LIG Companies the benefit of and right to enforce all of the confidentiality agreements entered into by Seller or its Affiliates that are related to the sales process for the LIG Companies. If such Assignment is prohibited or would void such agreements, then upon request by Buyer, Seller will enforce such Agreements at Buyer's direction, request and expense.

        Section 6.19.    Financial Statements.    As soon as practicable after the execution of this Agreement, a public accounting firm of Buyer's choice will perform at Buyer's sole expense an audit of the LIG Companies' financial statements for three years ending December 31, 2003 and timely quarterly review of the first quarters of 2003 and 2004. Seller agrees to use its reasonable efforts to facilitate (and shall cause the LIG Companies and any other of Seller's Affiliates to undertake reasonable efforts to facilitate) the completion of the audit by the Closing Date; provided that so long as Seller is in compliance, in all material respects, with the covenants set forth in this Section 6.19, the failure of accountants to perform such an audit or deliver such financial statements shall not delay the Closing Date. Seller consents to Buyer's engagement of Seller's and the LIG Companies' auditors to perform the audit, and agrees to sign a reasonable and customary representation letter to auditor.

        Section 6.20.    LIG Inventory.    The term "LIG Inventory" means: (i) the quantity of natural gas in storage for the account of the LIG Companies as of the Closing Date at Seller's Jefferson Island Storage Facility and (ii) the quantity of natural gas and natural gas liquids and condensate in storage at company-owned storage facilities (and third party storage facilities identified on Schedule 6.20). In order to perform the adjustments to the purchase price set forth in Article II: (i) Seller shall determine the LIG Inventory of natural gas pursuant to the procedure set forth in Schedule 2.2; and (ii) Seller shall cause the applicable LIG Companies to measure the quantity of LIG Inventory of natural gas liquids and condensate on hand at the company-owned storage facilities (and third party storage facilities identified on Schedule 6.20) or provide confirmation from each third party facility of the quantity on hand. The measurement of LIG Inventory of natural gas liquids and condensate shall determine the quantity of such natural gas liquids or condensate in the storage tanks of the Placquemine Gas Plant, above the load line, and in the company-owned (and third party storage facilities identified on Schedule 6.20), if any, as of 7:00 a.m., central prevailing time on the Closing Date.

        Section 6.21.    TRC Arrangements.    On or prior to the Closing Date, Seller and Buyer will use their respective reasonable best efforts to cause the TRC Arrangements to be legally separated between the LIG Companies, on the one hand, and Jefferson Island Storage & Hub, L.L.C., on the other hand, such that the LIG Companies are allocated no less than 80% (the "Minimum TRC Allocation") of the existing coverage amount under the TRC Arrangements and Buyer and its Affiliates are added as named insureds under the 2000 and 2003 American International Specialty Lines Insurance Company Policies that are included in the TRC Arrangements (the "AIG Policies"). In the event that the parties are unable to obtain such legal separation, Seller shall cause Buyer and its Affiliates to be Client Releasees (as defined in the Exit Strategy Agreement) under the Exit Strategy Agreement, and Seller shall consent and shall cause its Affiliates to consent to the addition of Buyer and its Affiliates as named insureds under the 2003 AIG Policy and will use its reasonable best efforts to add Buyer and its Affiliates as a named insured under the 2000 AIG Policy, and will use its reasonable best efforts so that the LIG Companies are allocated no less than the Minimum TRC Allocation of the existing coverage amount under the TRC Arrangements. If the separation of the TRC Arrangements is not accomplished by Seller prior to Closing, to the extent requested by Buyer after Closing, Seller will use its reasonable best efforts to cause such separation after Closing. The parties acknowledge and agree that American

Electric Power Company, Inc. and its Affiliates will continue to be named insureds on the policies underlying the TRC Arrangements. Buyer acknowledges and agrees that the purchaser of Jefferson Island Storage & Hub, L.L.C. shall also be a Client Releasee and named and/or additional insured, for its allocable share of the coverage amount under the TRC Arrangements.

        Section 6.22.    Properties Held By Affiliates.    Schedule 6.22 sets forth a description of all property and assets (real, personal and intangible) that are used in the Business but not owned or leased by the LIG Companies (other than TRC Arrangements, which are the subject of 6.21, and software license agreements to which the LIG Companies are not a party and which are not transferable pursuant to their terms) (the "Affiliate Transfer Assets"), including the identity of the Affiliate holding such title, leasehold or other interest and the nature of such interest. Prior to Closing, Seller will cause each Affiliate holding the Affiliate Transfer Assets to transfer legal title to the fee-owned property to one or more LIG Companies determined by Buyer free and clear of all Liens, other than Permitted Liens. Notwithstanding the foregoing, to the extent Seller or its Affiliates are unable to cause the transfer of certain Affiliate Transfer Assets that are leased due to the failure to obtain the consent to such transfer from any third party, then Seller shall have no further obligation hereunder.

        Section 6.23.    Swap Transactions.    Schedule 6.23 sets forth all of the fixed price gas sales commitments and the terms thereof ("Swaps") to which any LIG Company is a party or is bound and which will continue to be obligations of the LIG Companies after Closing. From and after Closing, Seller and the LIG Companies will settle each such Swap by the fifth business day of the month after the publication of the relevant gas price index as described below:

        Contract E:    Seller will pay to the LIG Companies (if the Inside FERC Henry Hub Index Settlement Price for the month is greater than $4.915) or receive from the LIG Companies (if the Inside FERC Henry Hub Index Settlement Price for the month is less than $4.915) the difference between the Inside FERC Henry Hub Index Settlement Price for the month indicated and $4.915 per MMBtu, multiplied by the volume attributable to such Swap for such month.

        Contract L:    Seller will pay to the LIG Companies (if the Inside FERC Henry Hub Index Settlement Price for the month is greater than $4.795 for May, July and September, 2004, or $4.805 for June and August, 2004) or receive from the LIG Companies (if the Inside FERC Henry Hub Index Settlement Price for the month is less than $4.795 for May, July and September, 2004, or $4.805 for June and August, 2004) the difference between the Inside FERC Henry Hub Index Settlement Price for the month indicated and $4.795 per MMBtu (for May, July and September, 2004) or $4.805 per MMBtu (for June and August, 2004), multiplied by the volume attributable to such Swap for such month.

        Contract V:    Seller will pay to the LIG Companies (if the NYMEX Last Day Settlement Price is greater than $5.33 or $5.48 for the Swap so priced as set forth on Schedule 6.23) or receive from the LIG Companies (if the NYMEX Last Day Settlement Price is less than $5.33 or $5.48 for the Swap so priced as set forth on Schedule 6.23) the difference between the NYMEX Last Day Settlement Price for the month indicated and $5.33 per MMBtu and $5.48 per MMBtu for the Swap so priced as set forth on Schedule 6.23 (for April and May, 2004), multiplied by the volume attributable to each such Swap for such month.

        Section 6.24.    Contract Discount Adjustment.    On the Closing Date, Seller will pay Buyer the aggregate present value of future discounted prices provided under Contract #SCFIT0001 for any months extending past the Closing Date. Both the monthly values and the discounted prices thereof and the normal settlement dates are set forth on Schedule 6.24. The amounts due (reflected as gross payment due Buyer on Schedule 6.24) will be discounted from the normal settlement date to the Closing Date using a five percent (5%) discount rate.

ARTICLE VII
CONDITIONS

        Section 7.1.    Conditions Precedent to Obligations of Buyer and Seller.    The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement on the terms specified herein shall be subject to the satisfaction at or prior to the Closing Date of all of the following conditions:

        (a)   No Injunction, etc. There shall have been no statute, rule, regulation, injunction, restraining order or decree of any nature by any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement.

        (b)   Regulatory Authorizations. All the consents, approvals, authorizations and orders of Governmental Entities set forth on Schedule 3.4, Schedule 4.3 and Schedule 5.3 shall have been obtained.

        (c)   Casualty Loss. There shall have been no Casualty Losses affecting any LIG Company with a Value Impact that Seller is unable or unwilling to cure prior to the Closing Date in excess of $25,000,000.

        Section 7.2.    Conditions Precedent to Obligation of Seller.    The obligation of Seller to consummate the transactions provided for in this Agreement on the terms specified herein is subject to fulfillment of each of the following conditions:

        (a)   Representations and Warranties. Buyer's representations and warranties made in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date) and except for such breaches of representations and warranties that, in the aggregate, would not materially and adversely impair Buyer's ability to perform its obligations hereunder.

        (b)   Performance of Covenants. Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by it prior to or at the Closing.

        (c)   Operating Guarantee Obligations. Buyer shall provide evidence acceptable to Seller that it has caused itself or one or more of its Affiliates to be substituted in respect of the Guarantees listed on Schedule 6.9 or has provided back-up letters of credit to Seller, as set forth in Section 6.9.

        (d)   Closing Deliveries. Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, the Closing deliveries set forth in Section 2.4.

        Section 7.3.    Conditions Precedent to Obligation of Buyer.    The obligation of Buyer to consummate the transactions provided for in this Agreement on the terms specified herein is subject to fulfillment of each of the following conditions:

        (a)   Representations and Warranties. Seller's representations and warranties made in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date) and except for such breaches of representations and warranties that, in the aggregate, would not have a Material Adverse Effect.

        (b)   Performance of Covenants. Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by them prior to or at the Closing.

        (c)   Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact or circumstance that has had or would reasonably expected to have a Material Adverse Effect.

        (d)   Closing Deliveries. Seller shall have delivered, or caused to be delivered, the Closing deliveries set forth in Section 2.5.

        (e)   Releases. Seller has obtained the release of the Caddis Financing, any indebtedness under Section 6.14 and all other Liens (other than Permitted Liens) affecting the Shares, the LIG Companies, or the assets thereof.

ARTICLE VIII
TERMINATION

        Section 8.1.    Termination Events.    This Agreement may be terminated at any time prior to the Closing by:

        (a)   the mutual written consent of Buyer and Seller;

        (b)   either Buyer or Seller if the Closing has not occurred by the close of business on July 31, 2004;

        (c)   Buyer if Seller shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) through (e) and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller;

        (d)   Seller if Buyer shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) through (d) and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer; or

        (e)   either Buyer or Seller if any Law or rule becomes effective prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party.

        Section 8.2.    Effect of Termination.    In the event of any termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or Seller, except that (i) the obligations of Buyer and Seller under Sections 6.2 (as to confidentiality), 6.8 (as to non-solicitation) and 10.2 (as to expenses) of this Agreement shall remain in full force and effect and (ii) termination shall not preclude either Buyer, on the one hand, or Seller, on the other, from suing the other for any breach of this Agreement.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

        Section 9.1.    Survival.

        (a)   The representations and warranties of the Seller and of the Buyer contained in this Agreement shall, without regard to any investigation made by any party, survive the Closing Date until eighteen (18) months thereafter; provided, however, that (i) the representations and warranties set forth in Section 3.1, Section 3.3 and Section 4.15 shall survive indefinitely and (ii) the representations and warranties set forth in Section 4.11 shall survive for a period of ninety (90) days after the expiration of the applicable statute of limitations.

        (b)   No claim for Damages or other relief of any kind (including a claim under Sections 9.2(a)(i) or 9.3(a)(i)) arising out of or relating to any breach of representation or warranty under this Agreement (except, in all cases, for claims alleging fraud or intentional misrepresentation) may be brought unless suit thereon is filed, or a written notice describing the nature of the claim, the theory of liability or the nature of the relief sought and the material factual assertions upon which the claim is based is given to the other party, before the termination of the Survival Period.

        (c)   The survival period of each representation or warranty is provided in Section 9.1(a) and is referred to herein as the "Survival Period." Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive for any Damages with respect to which such suit thereon is filed or of which notice describing the nature of the claim, the theory of liability, or the nature of the relief sought and the material factual assertions upon which the claim is based is given pursuant to this Agreement prior to the end of the Survival Period until the matter is finally resolved and any related Damages are paid.

        Section 9.2.    Indemnification by Seller.

        (a)   Except as otherwise provided in Article X below, Seller shall defend, indemnify and hold Buyer, its Affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns ("Buyer Indemnified Parties") harmless from and against and in respect of any and all actual damages relating to any demands, claims, lawsuits, causes of action, losses, investigations and other proceedings (whether or not before a Governmental Entity and whether or not brought by a third party), including reasonable attorney's fees, court costs and other documented out-of-pocket expenses incurred investigating or preparing the foregoing, but excluding in all cases any special, indirect, incidental, consequential, or punitive damages (except for reasonable attorney's fees, court costs and other documented out-of-pocket expenses incurred investigating or preparing the foregoing) (collectively, "Damages") which arise out of (i) any breach of any of the representations and warranties contained in Article III and Article IV hereof (except for the representations and warranties set forth in Section 4.14 which shall be governed by Section 9.2(a)(iv) below), (ii) any breach of any of the covenants of Seller in this Agreement, (iii) any Employee Liabilities or any contributions, payments or other obligations arising out of the administration, sponsorship or participation of the Current LIG Employees and former employees of the LIG Companies in any Benefit Plan, (iv) (A) Environmental Liabilities relating to the ownership or operations of the Business or the assets of the LIG Companies prior to the Closing Date, (B) any breach of the representations and warranties set forth in Section 4.14 or (C) any Environmental Liabilities to the extent arising from the treatment, disposal or arranging for disposal of Hazardous Substances on or prior to the Closing Date by, or on behalf of, any LIG Company at any location not owned or leased by any LIG Company; (v) fines or penalties required to be paid by or to a Governmental Entity pertaining to the ownership or operations of the LIG Companies or their assets on or prior to the Closing Date (other than those included in clause (xi) of this Section 9(a); (vi)(A) any Action pending or which may be asserted with respect to the matters listed on Schedule 4.8 or (B) any personal or property loss claims arising from the ownership or operations of the LIG

Companies of their assets or the Business prior to the Closing Date, whether or not such claims are pending or otherwise asserted prior to the Closing Date, (vii) any liabilities of any LIG Company to Seller or any of its Affiliates or their respective shareholders, members, officers, managers or partners (past or present) (other than obligations to persons employed by Buyer that arise after the Closing and are not otherwise the responsibility of Seller under this Agreement or obligations pursuant to the agreements and arrangements set forth on Schedule 6.13) to the extent arising in or attributable to the period prior to the Closing Date, (viii) liabilities arising from or relating to real, personal or intangible rights or properties that were previously owned by any LIG Company but are not owned by a LIG Company on the Closing Date, including liabilities relating to contracts or agreements to which a LIG Company was a party that are expired, terminated or otherwise of no legal effect as of the Closing Date; (ix) any liabilities under any Contract relating to a breach, misallocation, calculation error, rate refund, measurement problem or similar event relating to performance under such Contract prior to the Closing Date; provided that any such liabilities shall be offset from any positive impact of a similar type issue or matter under such Contract; provided, that Seller's indemnity obligation under this Section 9.2(a)(ix) shall expire on the second anniversary of the Closing Date; (x) any obligations or liabilities with respect to the matters set forth in Section 6.14 other than as set forth in the last sentence of Section 6.14, with a breach of the covenant in such sentence to be governed by Section 10.1(a); (xi) any fines, penalties or assessments imposed by Governmental Entities arising from or related to those matters described in Schedules 4.9 (excluding Item 2) and 4.14 (excluding the Walsh Watts matter set forth on Schedule 4.14 (the "Walsh Watts Matter")), which shall not be subject to Seller's Threshold; and (xii) any Damages incurred in connection with the Walsh Watts Matter; provided that such indemnity shall be subject to the provisions set forth in Section 9.2(b)(iv)(E), (F), (G), and (H).

        (b)   The foregoing obligation to indemnify Buyer Indemnified Parties set forth in Section 9.2(a) shall be subject to each of the following limitations:

          (i)    Seller's indemnification obligations under Section 9.2(a)(i) shall be subject to the Survival Period limitations set forth in Section 9.1.

          (ii)   No reimbursement or payment for any Damages asserted against Seller under Section 9.2(a)(i) above shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds one and one-half percent (1.5%) of the Final Purchase Price (the "Seller's Threshold") and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Seller's Threshold; provided that in calculating Seller's Threshold any Damages which individually total less than Fifty Thousand United States Dollars (US $50,000) each ("De Minimis Buyer Losses") shall be excluded in their entirety and Seller in any event shall have no liability hereunder to any Buyer Indemnified Parties for any such De Minimis Buyer Losses regardless of the status of the Seller's Threshold; provided further, that Damages totaling less than $50,000, but arising from or related to a common occurrence or related events will be aggregated and such aggregated amount shall not, if in excess of $50,000, be treated as a De Minimis Buyer Loss.

          (iii)  Seller shall not be liable for any Damages to the extent that Buyer collects such Damages under the Equitable Indemnity. Buyer is not obligated to file suit or undertake other legal action under Equitable Indemnity before seeking indemnity from Seller.

          (iv)  Seller's indemnification obligations set forth in Section 9.2(a)(iv) are subject to the additional limitations set forth below:

            (A)  Except with respect the indemnification obligations set forth in Section 9.2(a)(iv)(C), (i) Seller shall only be liable for Environmental Liabilities to the extent that a written claim is provided to Seller in a reasonably detailed written communication prior to the second anniversary of the Closing Date and Buyer shall afford the Seller a reasonable opportunity to evaluate the conditions giving rise to such claim and (ii) Seller shall only be liable for breaches of the representations and warranties set forth in Section 4.14 to the extent that a written claim is provided to Seller in accordance with Section 9.1(b) prior to the end of the Survival Period; provided, that, if a claim under Section 9.2(a)(iv)(A) or (C) could also constitute a breach of a representation or warranty under Section 4.14, Buyer is not precluded from making after such Survival Period a claim under Section 9.2(a)(iv)(A) or (C) so long as Buyer is in compliance with the provisions and procedures for making such a claim under this Agreement.

            (B)  Except with respect to the indemnification obligations set forth in Section 9.2(a)(iv)(C), Seller shall not be liable for any Damages except to the extent that the aggregate amount of such Damages exceeds $800,000 (the "Environmental Indemnity Threshold") and then Seller shall only be liable for 2/3 of the next $5,000,000 in Damages (in excess of the Environmental Indemnity Threshold) and then 100% of Damages incurred in excess of $5,800,000 of Damages in the aggregate (the "Environmental Contribution Percentage") until the Environmental Indemnity Cap (as defined below).

            (C)  Except with respect the indemnification obligations set forth in Section 9.2(a)(iv)(C), Seller's indemnification obligation under Section 9.2(a)(iv) shall not exceed $6,000,000 (the "Environmental Indemnity Cap").

            (D)  Except with respect the indemnification obligations set forth in Section 9.2(a)(iv)(C), Seller shall not be liable for any Damages which individually total less than Fifty Thousand United States Dollars (US $50,000) each ("De Minimis Environmental Losses"). De Minimis Environmental Losses shall be excluded in their entirety from the Environmental Indemnity Threshold and Seller in any event shall have no liability hereunder to any Buyer Indemnified Party for any such De Minimis Environmental Losses regardless of the status of the Environmental Indemnity Threshold; provided, however, that Environmental Losses totaling less than $50,000, but arising from or related to a common occurrence or common circumstances, will be aggregated and such aggregated amount shall not, if in excess of $50,000, be treated as a De Minimis Environmental Loss.

            (E)  Seller shall not be responsible for any Damages that arise out of any action to meet a cleanup or remedial standard under Environmental Law that is more stringent or costly than necessary for the continued use of any property or facility as it was last used by any of the LIG Companies prior to the Closing Date under Environmental Laws applicable as of the Closing Date.

            (F)  Seller shall not be responsible for any costs of any post-Closing construction, demolition or renovation of any facilities owned, leased or operated by any of the LIG Companies including any asbestos abatement obligations arising from such activities.

            (G)  Seller shall not be liable for any Damages to the extent such Damages relate to or arise from any matter that is specifically subject to TRC Arrangements and to the extent actually paid or remediated thereunder and Buyer shall be obligated to pursue any recovery under such TRC Arrangements prior to making any claim for indemnification of those Damages under Section 9.2(a)(iv) or the Walsh Watts Matter.

            (H)  Seller, shall be entitled, but not obligated, to undertake and control, with the Buyer Indemnified Parties' reasonable participation, any investigation, remediation or other action required by Environmental Law (and any negotiation with Governmental Entities regarding same) with respect to such matter covered by the indemnification provisions of Section 9.2(a)(iv) or the Walsh Watts Matter, but in doing so it must avoid any material interference with the operations of the LIG Companies. The Buyer Indemnified Parties shall cause the LIG Companies to afford the Seller reasonable access to any relevant property or facility to undertake any such investigation, remediation or other action (it being understood that if Seller does not assume responsibility for undertaking actions pursuant to this subsection, the Buyer Indemnified Parties may undertake, with the Seller's reasonable oversight and participation, in good faith, to complete such actions in a reasonably cost effective manner). Seller will indemnify Buyer and the LIG Companies from and against any Damages related to or arising from Seller's or its agents' or employees' performance of the remediation work or their presence on the premises of Buyer or the LIG Companies.

          (v)   Seller's indemnification obligations set forth in Section 9.2(a)(iv)(C), 9.2(a)(v), 9.2(a)(vi)(B), and 9.2(a)(viii) shall be subject to the additional limitations set forth below:

            (A)  Seller shall only be liable for Damages with respect to such sections to the extent that a written claim is provided to Seller in a reasonably detailed written communication prior to the second anniversary of the Closing Date and Buyer shall afford the Seller a reasonable opportunity to evaluate the conditions giving rise to such claim.

            (B)  No reimbursement or payment for any Damages asserted against Seller under such sections shall be required unless and until the cumulative aggregate amount of such Damages for all indemnification claims made under such sections equals or exceeds $2,000,000 (the "Special Indemnity Threshold") and then Seller shall be liable only to the extent that the cumulative aggregate amount of Damages exceeds the Special Indemnity Threshold; provided that in calculating the Special Indemnity Threshold any Damages which individually total less than Fifty Thousand United States Dollars (US $50,000) each ("De Minimis Special Indemnity Losses") shall be excluded in their entirety and Seller in any event shall have no liability hereunder to any Buyer Indemnified Parties for any such De Minimis Special Indemnity Losses regardless of the status of the Special Indemnity Threshold; provided further, that Damages totaling less than $50,000, but arising from or related to a common occurrence or related events will be aggregated and such aggregated amount shall not, if in excess of $50,000, be treated as a De Minimis Special Indemnity Loss.

        (c)   Notwithstanding anything to the contrary contained in this Agreement, with the exception of the Tax indemnification provisions of Article X, Sellers' aggregate liability to Buyer and its Affiliates for all Damages (including any Damages incurred to the Environmental Cap) under or relating to this Agreement and the Transition Services Agreement and the transactions contemplated hereby and thereby shall not exceed $38,100,000.

        (d)   The indemnities provided in this Section 9.2 shall survive the Closing. Absent an action relating to fraud, the indemnity provided in this Section 9.2 shall be the sole and exclusive remedy of the indemnified party against the indemnifying parties at law or equity for any matter covered by Section 9.2(a).

        (e)   Except as otherwise set forth in Section 9.2, Buyer shall give Seller prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Seller shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Buyer within sixty (60) days of receipt of Buyer's written notice; provided, however, that Seller's counsel shall be reasonably satisfactory to Buyer. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Buyer desires to participate in, but not control, any such defense assumed by Seller, it may do so at its sole cost and expense. If Seller declines to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such claim incurred by Buyer, including reasonable fees and disbursements of counsel in the event it is ultimately determined that Seller is liable for such claim pursuant to the terms of this Agreement. No party shall, without the prior written consent of the other parties, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other parties or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other parties for any liability arising out of such claim or demand or any related claim or demand. The foregoing provision shall not apply to Seller's control of the matters set forth in Schedule 4.8 which shall be governed by Section 6.3(e),

        (f)    Notwithstanding anything to the foregoing set forth in Section 9.2(a) or anywhere else in this Agreement, Seller shall have no indemnification obligation to Buyer with respect to any Damages regarding Pipeline Integrity.

        Section 9.3.    Indemnification by Buyer.

        (a)   Except as otherwise provided in Article X below, Buyer shall defend, indemnify and hold Seller, its respective successors and permitted assigns, and its respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns ("Seller Indemnified Parties") harmless from and against and in respect of any and all Damages arising out of (i) any breach of any of the representations and warranties contained in Article V hereof and made on the date hereof, (ii) any breach of any of the covenants of Buyer in this Agreement, (iii) all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, relating to the operation of the Business on or after the Closing Date and (iv) any extraordinary transactions (other than any such transactions expressly required by applicable Law or expressly provided for pursuant to this Agreement) effected by or with respect to the LIG Companies on the Closing Date that result in a Tax liability in excess of Tax liability associated with the conduct of the business in the ordinary course. Seller shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Buyer shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Seller within sixty (60) days of receipt of Seller's written notice; provided, however, that Buyer's counsel shall be reasonably satisfactory to Seller. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Seller desires to participate in any such defense assumed by Buyer it may do so at its sole cost and expense. If Buyer declines to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by Seller, including reasonable fees and disbursements of counsel. No party shall, without the prior written consent of the other parties, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other parties or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other parties for any liability arising out of such claim or demand.

        (b)   The foregoing obligation to indemnify Seller Indemnified Parties set forth in Section 9.3(a) shall be subject to each of the following limitations:

          (i)    Buyer's indemnification obligation for any breach of the representations and warranties described in Article V of this Agreement shall be subject to the Survival Period limitations set forth in Section 9.1.

          (ii)   No reimbursement for Damages asserted against Buyer under Section 9.3(a)(i), above shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds 1.5 percent (1.5%) of the Final Purchase Price (the "Buyer Threshold") and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds said Buyer Threshold; provided that in calculating such Threshold any Seller's Losses which individually total less than Fifty Thousand United States Dollars (US $50,000) each ("De Minimis Seller's

  Losses") shall be excluded in their entirety and Buyer in any event shall have no liability hereunder to any Seller Indemnified Party for any such De Minimis Seller's Losses regardless of the status of the Buyer Threshold; provided further, that Damages totaling less than $50,000, but arising from or related to a common occurrence or related events will be aggregated and such aggregated amount shall not, if in excess of $50,000, be treated as De Minimis Seller's Losses.

          (iii)  Notwithstanding anything to the contrary contained in this Agreement, with the exception of the indemnification provisions set forth in Sections 9.3(a)(iii) and (iv), Buyer's liability to Seller Indemnified Parties for Damages in excess of the Buyer Threshold under or relating to this Agreement and the Transition Services Agreement and the transactions contemplated hereby and thereby shall not exceed $38,100,000.

        (c)   The indemnities provided in this Section 9.3 shall survive the Closing. Absent an action for fraud, the indemnity provided in this Section 9.3 shall be the sole and exclusive remedy of the indemnified parties against the indemnifying party at law or equity for any matter covered by Section 9.3(a).

        Section 9.4.    Indemnification Calculations; Mitigation.

        (a)   The amount of any Damages for which indemnification is provided under this Article IX shall be computed net of any insurance proceeds received by the indemnified party in connection with such Damages.

        (b)   The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Final Purchase Price, unless otherwise required by applicable Law.

        (c)   Each indemnified party agrees that it shall pursue in good faith claims under any applicable insurance policies and against other third parties who may be responsible for any losses or Damages and each party shall have a general duty to mitigate any Damages recoverable under this Agreement.

        (d)   The parties agree that the indemnification provisions set forth in this Article IX shall not apply to any Damages to the extent such Damages are accounted for in the calculations of the purchase price adjustments set forth in Section 2.2.

        (e)   From and after the Closing, neither Buyer nor Seller nor any of their Affiliates shall agree to make any changes or modifications to any of the TRC Arrangements without the other party's prior written consent (which shall not unreasonably be withheld or delayed).

ARTICLE X
TAX MATTERS

        Section 10.1.    Tax Indemnification.

        (a)   Seller shall indemnify and hold Buyer, the LIG Companies (and their successors) and Affiliates of Buyer harmless pursuant to the procedures set forth in Section 10.3 from (x) all liability for Taxes of the LIG Companies with regard to any taxable period ending on or before the Closing Date (the "Pre-Closing Period") and the portion ending on the Closing Date of any taxable period that begins before and ends after the Closing Date (a "Straddle Period"), (y) all Taxes arising out of or related to (i) a breach of any of the representations and warranties set forth in Section 4.11 of this Agreement, assuming for purposes of this Section 10.1(a)(y) that such representations and warranties were made as of the Closing Date, or (ii) a breach of the covenant set forth in the last sentence of Section 6.14 of this Agreement, and (z) all liability (as a result of Treas. Reg. §1.1502-6(a), or any similar provision of state, local or foreign Law) for Taxes of the Seller or any other person (other than the LIG Companies) as a result of the affiliation of any of the LIG Companies with Seller or any other Person prior to Closing. Notwithstanding anything to the contrary herein, Seller shall not be obligated to indemnify Buyer against any Taxes or liabilities pursuant to this Section 10.1(a) as a result of, or based upon or arising from, any Tax, claim or liability to the extent such Tax, claim or liability is taken into account in determining the purchase price adjustment pursuant to Section 2.2.

        (b)   With respect to a Straddle Period, the portion of Taxes attributable to the portion of such Straddle Period beginning before (but not ending on) the Closing Date shall be calculated as though the Straddle Period terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Taxes shall be equal to the amount of Tax for the Straddle Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the Straddle Period.

        (c)   Buyer shall indemnify and hold the Seller harmless pursuant to the procedures set forth in Section 10.3, from and against any and all Taxes of, or pertaining or attributable to, any of the LIG Companies with respect to any taxable period or portion of a Straddle Period that begins after the Closing Date.

        Section 10.2.    Preparation and Filing of Tax Returns.

        (a)   Except as may be required by Law, no amended Tax return shall be filed, and no change in any Tax accounting method or Tax election shall be made by, on behalf of, or with respect to the LIG Companies, for any Pre-Closing Period without the consent of the Seller, which may be withheld in the Seller's sole discretion. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the LIG Companies for all Pre-Closing Periods, and shall pay all Taxes due with respect to such Tax Returns.

        (b)   With respect to the taxable year which includes the Closing Date, all federal income and, to the extent permissible by Law, state income Tax Returns for the LIG Companies and their Subsidiaries shall be prepared in accordance with Treas. Reg. § 1.1502-76(b)(2)(i). Seller shall not make an election described in Treas. Reg. § 1.1502-76(b)(2)(ii) to ratably allocate items to be included in such Tax Returns. Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the LIG Companies' stock on Buyer's federal income Tax Return in accordance with Treas. Reg. § 1.1502-76(b)(1)(ii)(B).

        (c)   With respect to any Tax Return covering a Straddle Period that is required to be filed after the Closing Date with respect to any of the LIG Companies, Buyer shall cause such Tax Return to be prepared, and shall cause to be included in such Tax Return all Tax Items required to be included therein. Buyer shall prepare such Tax Return in a manner consistent with practices followed in prior years with respect to similar Tax Returns and in compliance with the Laws of each respective jurisdiction. At least forty-five (45) days prior to the due date (including any extensions) of such Tax Return, Buyer shall furnish a copy of such Tax Return to Seller. Buyer shall permit Seller to review and comment on such Tax Return and shall make such revisions to such Tax Return as reasonably requested by Seller. Buyer shall receive from Seller an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date ("Allocable Tax") no later than the due date of the Tax Return but only to the extent that such amount has not been given effect in the calculation of any purchase price adjustment pursuant to Section 2.2. Buyer shall refund to Seller any amount of Allocable Tax not properly allocable to Seller pursuant to the provisions of this Section 10.2(b), but only to the extent such amount has not been given effect in the calculation of any purchase price adjustment pursuant to Section 2.2. Buyer shall timely file such Tax Return with the appropriate Taxing Authority and pay all Taxes due with respect to such Tax Returns.

        (d)   In the event that a dispute arises between Seller and Buyer as to the amount of Taxes for a Straddle Period or any other issues with respect to a Tax Return covering the Straddle Period, the parties shall attempt in good faith to resolve such dispute. Upon resolution of any disputed items, the Buyer shall timely file such Tax Return and pay all Taxes due with respect to such Tax Return. If the dispute is not resolved by the time for filing of such Tax Return, the Buyer shall timely file the Tax

Return and pay the Taxes due, and the parties shall jointly request that the Neutral Auditor resolve any issue, which resolution shall be final, conclusive and binding on the parties. The scope of the Neutral Arbitrator's review shall be limited to the disputed items and the parties, shall, if necessary, file an amended Tax Return reflecting the final resolution of the disputed items. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Neutral Auditor in resolving the dispute shall be borne one-half by Seller and one-half by Buyer. Any payment required to be made as a result of the resolution of the dispute by the Neutral Auditor shall be made within ten (10) days after such resolution, together with any interest determined by the Neutral Auditor to be appropriate. The Buyer shall not extend the statute of limitations with respect to any Tax Return of the LIG Companies for any Pre-Closing Period without the written consent of the Seller, such consent not to be unreasonably withheld.

        (e)   Buyer and Seller agree to provide such assistance as may reasonably be requested by such other party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 10.2(d) or pursuant to any other section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto in accordance with Section 6.5(b).

        Section 10.3.    Procedures Relating to Indemnification of Tax Claims.

        (a)   If a claim shall be made by any Governmental Authority, for which Seller is or may be liable pursuant to this Agreement, the Buyer shall notify Seller in writing within ten (10) days of such claim (a "Tax Claim").

        (b)   With respect to any Tax Claim, Seller, at Seller's expense, shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), and Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Tax Claim. Seller may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect to such Tax Claim, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Seller with respect to such Tax Claim. Notwithstanding the foregoing, the Seller and Buyer shall jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a Straddle Period, and shall equally bear and pay costs and expenses related to such proceedings. No party shall settle a Tax Claim relating solely to Taxes of the LIG Companies for a Straddle Period without the other party's prior written consent (which consent may not be unreasonably withheld, conditioned or delayed; and which consent shall be considered to be unreasonably withheld if such settlement has no adverse effect on the other party).

        (c)   The Buyer and its Affiliates (including after the Closing, the LIG Companies), on the one hand, and the Seller, on the other hand, shall cooperate with each other in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and, at the contesting party's request and expense, the provision of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

        Section 10.4.    Tax Refunds and Credits.    Any refund or credits of Taxes paid or payable that are attributable to the LIG Companies for any Pre-Closing Period (or for any Straddle Period to the extent allocable (determined in a manner consistent with Section 10.2(b)) to the portion of such period beginning before and ending on the Closing Date) shall be for the account of the Seller, but only to the extent such amount has not been given effect in the calculation of any purchase price Adjustment pursuant to Section 2.2. Any refunds or credits of Taxes paid or payable that are attributable to the

LIG Companies for any other taxable period shall be for the account of the Buyer. The Buyer shall, if the Seller so requests and at the Seller's expense, shall cause the LIG Companies to file for and obtain any refunds or credits to which the Seller is entitled. The Buyer shall cause the LIG Companies to forward to the Seller any such refund within ten (10) days after the refund is received (or reimburse the Seller for any such credit within (10) days after the credit is applied against another Tax liability); provided, however, that the Seller shall indemnify the Buyer for any amount paid pursuant to this Section 10.4 if any such refund or credit is subsequently disallowed.

        Section 10.5.    Tax Treatment of Payments.    The parties shall treat any indemnification payment made pursuant to this Agreement as a purchase price adjustment for Tax purposes.

        Section 10.6.    Transfer Taxes.    All Transfer Taxes incurred in connection with this Agreement and the transactions that are to occur pursuant to this Agreement shall be borne by Buyer. Seller shall file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Buyer shall pay Seller the amount shown as due on such Tax Returns, as determined in accordance with this Agreement, and shall, to the extent required by Law, join in the execution of any such Tax Return. Prior to the Closing Date, Buyer shall provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions, with respect to each applicable Taxing Authority. For purposes of this Agreement, "Transfer Taxes" shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

        Section 10.7.    Tax Elections.    Buyer and the LIG Companies (or their successors or Subsidiaries) shall not make or cause any of the LIG Companies (or their successors or Subsidiaries) to make an election pursuant to Treas. Reg. § 301.7701-3(c) or any comparable election for state, local or foreign Law purposes that will result in a change in entity classification for any of the LIG Companies or their Subsidiaries effective on or prior to the Closing Date.

ARTICLE XI
MISCELLANEOUS

        Section 11.1.    Notices.    All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or five (5) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

        If to Buyer:

    Crosstex Energy, L.P.
    2501 Cedar Springs, Ste. 600
    Dallas, Texas 75201
    Attention: Jack Lafield
    Facsimile: 214-953-9501

    with a copy (which shall not itself constitute notice) to:

    Hunton & Williams LP
    1601 Bryan Street, 30th Floor
    Dallas, Texas 75201
    Attention: Joe Davis
    Facsimile: 214-880-0011

        If to Seller:

    c/o AEP Resources, Inc.
    1 Riverside Plaza
    Columbus, OH 43215-2373
    Attention: Secretary
    Facsimile: 614-716-1687

    with a copy (which shall not itself constitute notice) to:

    c/o American Electric Power Company, Inc.
    1 Riverside Plaza
    Columbus, OH 43215-2373
    Attention: Heather L. Geiger
    Facsimile: 614-716-2014

    -and-

    c/o AEP Resources, Inc.
    1201 Louisiana Street
    Suite 1200
    Houston, TX 77002-5600
    Attention: Ed Gottlob
                      Jim Deidiker
    Facsimile: 832-668-1114

    -and-

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, New York 10017
    Attention: Alan G. Schwartz, Esq.
    Facsimile: 212-455-2502

or to such other address as any such party shall designate by written notice to the other parties hereto.

        Section 11.2.    Expenses.    Seller, on the one hand on behalf of itself and the LIG Companies, and Buyer, on the other, shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, provided, however, that Buyer shall be responsible for payment of all Transfer Taxes, as provided under Section 10.6, and for any filing fee under the Hart-Scott Act.

        Section 11.3.    Non-Assignability.    This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consent, shall be null and void. Notwithstanding the above, Buyer may assign this Agreement to an Affiliate of Buyer without prior consent, but any such assignment will not relieve the assignor from any liability hereunder without Seller's written consent.

        Section 11.4.    Amendment; Waiver.    This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        Section 11.5.    Third Parties.    This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

        Section 11.6.    Governing Law.    This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, other than matters dealing with the ownership of real property or interests therein, which shall be governed by the laws of the state where such property is located.

        Section 11.7.    Entire Agreement.    This Agreement and the Schedules and Exhibits hereto and the Confidentiality Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.

        Section 11.8.    Section Headings; Table of Contents.    The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        Section 11.9.    Severability.    If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

        Section 11.10.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        Section 11.11.    Further Assurances.    Upon request from time to time, Seller and Buyer shall execute and/or cause to be executed and delivered such other documents and instruments and shall do such other acts that may be reasonably necessary or desirable, to consummate the transactions contemplated hereby and to carry out the intent of this Agreement.

        Section 11.12.    Schedules and Exhibits.    Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Disclosures included on one Schedule shall be deemed to be included on each Schedule to which such disclosure reasonably relates.

        Section 11.13.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event of any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        Section 11.14.    Waiver of Jury Trial.    THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION

CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

        [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

AEP ENERGY SERVICES INVESTMENTS, INC.
By:	/s/ THOMAS V. SHOCKLEY, III

Name:	Thomas V. Shockley, III
Title:	President
CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P., its general partner
	By:	Crosstex Energy GP, LLC its general partner
By:	/s/ JACK M. LAFIELD

Name:	Jack M. Lafield
Title:	Executive Vice President

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  Exhibit 2.1
PURCHASE AND SALE AGREEMENT by and between AEP ENERGY SERVICES INVESTMENTS, INC. and CROSSTEX ENERGY, LP Dated as of February 13, 2004
TABLE OF CONTENTS
SCHEDULES
EXHIBITS
PURCHASE AND SALE AGREEMENT
WITNESSETH
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE PRICE; CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE LIG COMPANIES
ARTICLE V REPRESENTATIONS OF BUYER
ARTICLE VI AGREEMENTS OF BUYER AND SELLER
ARTICLE VII CONDITIONS
ARTICLE VIII TERMINATION
ARTICLE IX SURVIVAL; INDEMNIFICATION
ARTICLE X TAX MATTERS
ARTICLE XI MISCELLANEOUS